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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement
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TriMas Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS
To be held May 8, 2014

To the Shareholders of TriMas Corporation:
The 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (the “Company”) will be held on Thursday, May 8, 2014 at TriMas Corporation headquarters, 39400 Woodward Avenue, Suite 130 Bloomfield Hills, Michigan 48304, at 8:00 a.m., Eastern Time, for the following purposes:

1.	To elect two directors to serve until the Annual Meeting of Shareholders in 2017;

2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve, on a non-binding advisory basis, the compensation paid to the Company’s Named Executive Officers; and

4.	To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on March 14, 2014 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

/s/ Joshua A. Sherbin
Joshua A. Sherbin Vice President, General Counsel and Corporate Secretary
Bloomfield Hills, Michigan
This notice of Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about April 2, 2014.
Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or Internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2014

The Proxy Statement and 2013 Annual Report of TriMas Corporation are available at:
http://ir.trimascorp.com/2014proxy

Dear Fellow Shareholders,

As stewards of your Company, we focus on achieving long-term performance objectives and creating value for our shareholders through the execution of our focused business strategies, risk management, talent and succession planning, and oversight.

2013 was a year of major progress as we continued to attain our strategic aspirations and advanced the transformation of our company for long-term sustainable growth and value creation. Through both organic and acquisitive means, we continue to expand our product portfolio and geographic reach to better serve our customers. We believe we are well-positioned for a successful future.

Together with this proxy, we encourage you to view our company online at www.trimascorp.com and read our 2013 Annual Report. There you will find a more complete picture of our performance and how we are working to increase shareholder value.

Finally, we want to encourage you to vote - regardless of the size of your holdings. Every vote is important and your participation helps us do a better job of listening and acting on what matters to you as a shareholder. You can cast your vote online, by telephone, or by using a printed proxy card as outlined in this document.

On behalf of all of us at TriMas, we want to thank you for your continued support and ownership of TriMas.

/s/ Samuel Valenti                     /s/ David Wathen
Samuel Valenti III                    David Wathen
Chairman of the Board                President and Chief Executive Officer

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREHOLDERS
This proxy statement contains information regarding the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (the “Company”) to be held at 8:00 a.m., Eastern Time, on Thursday, May 8, 2014 at TriMas headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. The Company’s Board of Directors (the “Board”) is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its shareholders on or about April 2, 2014. The Company will bear the cost of soliciting proxies.
Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

General Information	Items to be Voted On
Meeting:  Annual Meeting of Shareholders

Meeting Location:  TriMas Corporation Headquarters,
39400 Woodward Avenue, Ste. 130, Bloomfield Hills, Michigan

Date:  8:00 a.m. Eastern Time on Thursday, May 8, 2014

Record Date:  March 14, 2014

Common Shares Outstanding as of Record Date:  45,224,854

Stock Symbol:  TRS

Stock Exchange:  NASDAQ

Registrar & Transfer Agent:  Registrar and Transfer Company

State and Year of Incorporation:  Delaware (1986)

Corporate Headquarters:  39400 Woodward Avenue, Ste. 130 Bloomfield Hills, Michigan 48304

Corporate website:  www.trimascorp.com

Investor Relations website:  investor.trimascorp.com

	Proposal	Board Recommendation
	No. 1: Election of two directors	FOR
	No. 2: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014	FOR
	No. 3: Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers	FOR

Executive Compensation
CEO: David M. Wathen (age 61; tenure as CEO: five years)
Corporate Governance	Fiscal 2013 CEO Total Direct Compensation:

Board Meetings in fiscal 2013:  5

Standing Board Committees (Meetings in fiscal 2013):  Audit 7; Compensation 6; Governance and Nominating 4; and Executive 0

Separate Chair and CEO:  Yes

Board Independence:  7 of 8 directors
Independent Directors Meet without Management:  Yes

Staggered Board:  Yes

Shareholder Rights Plan:  No

Simple Majority to Amend Charter and Bylaws: Yes

Director and Officer Share Ownership Guidelines:  Yes

Hedging, Pledging and Short Sale Policy:  Yes

Base Salary:  $710,500

Short-Term Incentive: $546,400

Long-Term Incentives:  $2,227,600

Discretionary Cash Bonus: $165,000

Key Elements of our Executive Compensation Program:

•  Competitive Base Salary: represented 20% of our CEO’s and, on average, 36% of our other NEO’s target compensation for 2013.

•  Short-Term Incentive:  represented 22% of our CEO’s and, on average, 23% of our other NEOs’ target compensation for 2013.

•  Long-Term Equity Incentives comprised of:

50% performance share units (three-year cliff vesting; shares earned, if any, vary based on Company performance over a three fiscal year period); and

50% service-based restricted stock (vests in three equal installments on the first three anniversaries of the grant date of the award).

These long-term equity incentives represented 58% of our CEO’s and, on average, 41% of our other NEOs’ target compensation for 2013.

Recoupment Policy:  Yes

Fiscal 2013 Highlights
•Reported record net sales of $1.395 billion, an increase of 9.6%, with sales growth in five of six segments.
•Completed 10 bolt-on acquisitions during 2013 to expand our geographic presence, product portfolio and customer base.
•Issued 5,175,000 shares of common stock with net proceeds of $174.7 million to support future revenue and earnings growth.
•Refinanced debt structure to further reduce future interest rates, extend maturities and increase available liquidity.
•Reduced total debt to $305.7 million as of December 31, 2013, ending year with $387.3 million of cash and aggregate availability.
•Invested in a flexible manufacturing footprint to optimize manufacturing costs long-term.
•Generated increased levels of Cash Flow from Operating Activities for 2013 of $87.6 million.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?
At the Annual Meeting, holders of the Company’s common stock (the “Common Stock”) will act upon the matters outlined in the accompanying Notice of Annual Meeting, including: to elect two directors to serve until the Annual Meeting in 2017; to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; to approve, on a non-binding advisory basis, the compensation paid to the Company’s Named Executive Officers (“Say-on-Pay Vote”); and to transact such other business as may properly come before the meeting. In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders.
Who is entitled to vote?
Only record holders of Common Stock at the close of business on the record date of March 14, 2014 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote those shares of Common Stock that they held on the Record Date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.
What counts as Voting Stock?
The Company’s Common Stock constitutes the Voting Stock of the Company. As of March 14, 2014, there were no outstanding shares of preferred stock of the Company.
What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. As of the Record Date, 45,224,854 shares of Common Stock were issued and outstanding and entitled to vote. Broker non-votes (defined below), and proxies marked with abstentions or instructions to withhold votes, will be counted as present in determining whether there is a quorum.
What is the difference between holding shares as a shareholder of record and being a beneficial owner?
Shareholders of Record.    If, at the close of business on the Record Date, your shares are registered directly in your name with the Company’s transfer agent, The Registrar and Transfer Company, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the Annual Meeting.
Beneficial Owners.    If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.
How do I vote?
Shareholders of Record.    If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.
Beneficial Owners.    If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.
Can I change my vote after I return my proxy card or voting instruction card?
Shareholders of Record.    You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
Beneficial Owners.    If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.
How will my shares be voted?
Shareholders of Record. All shares represented by the proxies mailed to shareholders will be voted at the Annual Meeting in accordance with instructions given by the shareholders. Where no instructions are given, the shares will be voted: (1) for the election of the Board of Directors’ nominees for two directors; (2) for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2014; and (3) for the approval, on a non-binding advisory basis, of the compensation paid to the Company’s Named Executive Officers pursuant to the Say-on-Pay Vote.
Beneficial Owners.   The brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter (referred to as a “broker non-vote”). Under applicable law, a broker, bank, or nominee has the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm, but does not have discretion to vote for or against the election of directors or the approval of the compensation of the Company’s

ABOUT THE MEETING

Named Executive Officers. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker, or nominee.
How may I obtain an additional copy of the proxy materials?
If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506, or by email to generalcounsel@trimascorp.com. A separate set of proxy materials will be sent promptly following receipt of your request. If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506, or by email to generalcounsel@trimascorp.com. Additionally, if you have been receiving muliple sets of proxy materials and wish to receive only one set of proxy materials, please contact the Company’s Investor Relations in the manner provided above. If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506, or by email to generalcounsel@trimascorp.com.
What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company’s transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company’s transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.
What are the Board’s recommendations?
The Board recommends a vote:
Proposal 1—FOR the election of the nominated slate of directors.

Proposal 2—FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Proposal 3—FOR the approval, on a non-binding advisory basis, of the compensation paid to the Company’s Named Executive Officers.

What vote is required to approve each item?

Proposal 1 - Election of Directors.
The two nominees who receive the most votes cast at the Annual Meeting will be elected as directors. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of directors. The slate of directors discussed in this proxy statement consists of two directors whose terms are expiring and who have consented to stand for re-election. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated.

Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

Proposal 3 - Approval, on a Non-binding Advisory Basis, of the Compensation Paid to the Company’s Named Executive Officers.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to approve, on a non-binding advisory basis, the compensation paid to the Company’s Named Executive Officers. While the Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote is advisory in nature. Abstentions will have the same effect as a vote against the matter and broker non-votes will have no effect on the outcome of the matter.
Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company’s Board of Directors. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.
What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

ABOUT THE MEETING

How can I access the Company’s proxy materials and annual report on Form 10-K?
The Financial Information subsection under “Investors” on the Company’s website, http://www.trimascorp.com, provides access, free of charge, to Securities and Exchange Commission (“SEC”) reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports.

The Company has posted printable and searchable 2014 proxy materials to the Company’s website at
http://ir.trimascorp.com/2014proxy.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices:

TriMas Corporation, Attention: Investor Relations
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
or by email to generalcounsel@trimascorp.com.

You may also read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov.

The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.
Is a registered list of shareholders available?
The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Thursday, May 8, 2014 at the Company’s headquarters.
How do I find out the voting results?
Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published by the Company in a Current Report on Form 8-K.

How and when may I submit a shareholder proposal or director nomination for the 2015 Annual Meeting of Shareholders?
Requirements for shareholder proposal or director nomination to be considered at the 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) by inclusion in the Company’s proxy statement.
You may submit proposals and director nominations for consideration at future shareholder meetings. For a shareholder proposal or director nominations to be considered for inclusion in the Company’s proxy statement for the 2015 Annual Meeting, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than December 3, 2014. Such proposals and nominations also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
Proposals should be addressed to:
TriMas Corporation
Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
Fax: (248) 631-5413

Requirements for shareholder proposal to be considered at the 2015 Annual Meeting, but not included in the Company’s proxy statement.
For a shareholder proposal that is intended to be considered at the 2015 Annual Meeting, but not included in the Company’s proxy statement, the shareholder must give timely notice to the Corporate Secretary, which, in general, requires that the notice be received by the Corporate Secretary not earlier than January 8, 2015 and not later than the close of business on February 7, 2015.
In addition to the timing requirements stated above, any shareholder proposal to be brought before the 2015 Annual Meeting must set forth (a) a brief description of the business desired to be brought before the 2015 Annual Meeting and the reasons for conducting such business, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the number of shares of Common Stock that are beneficially owned by the shareholder, (d) any material interest of the shareholder in such business, and (e) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
•Not earlier than 120 days and not later than 90 days prior to the 2015 Annual Meeting; and
•10 days after public announcement of the 2015 Annual Meeting date.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, each class consisting of one-third of the Company’s directors. Class II directors’ terms will expire at the Annual Meeting. Messrs. Gabrys and Miller have consented to stand for re-election to serve until the 2017 Annual Meeting of Shareholders. If either of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TWO DIRECTORS LISTED BELOW WHO STANDS FOR RE-ELECTION, TO SERVE UNTIL THE 2017 ANNUAL MEETING.

Vote Required
The two individuals who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of Common Stock is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.
Additional information regarding the directors and director nominees of the Company is set forth below.
Directors and Director Nominees
The Board of Directors currently consists of eight members divided into three classes serving staggered terms.

Name	Age	Title	Term Ending
Richard M. Gabrys(1)	72	Director	2014
Eugene A. Miller(1)	76	Director	2014
Nick L. Stanage (2)	55	Director	2015
Daniel P. Tredwell	55	Director	2015
Samuel Valenti III	68	Chair of the Board of Directors	2015
Marshall A. Cohen	79	Director	2016
Nancy S. Gougarty (3)	58	Director	2016
David M. Wathen	61	Director, President and Chief Executive Officer	2016
________________________________________

(1)	Standing for re-election at the Annual Meeting.

(2)	Appointed November 1, 2013 with initial term expiring 2015.

(3)	Appointed November 1, 2013 with initial term expiring 2016.

Director Background and Qualifications
The following sets forth the business experience during at least the past five years of each Director nominee and each of the directors whose term of office will continue after the Annual Meeting.
In addition, the following includes a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Directors and nominees should serve on the Board at this time. The Corporate Governance and Nominating Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Corporate Governance and Nominating Committee believes that Directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.

The Board believes that the Directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has seven independent directors in accordance with the applicable rules of NASDAQ, and such Directors are also independent of the influence of any particular shareholder or shareholder groups whose interests may diverge from the interests of the shareholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas.

Richard M. Gabrys
Director since 2006
Age 72

Professional Experience
Mr. Gabrys has served as the president and chief executive officer of Mears Investments, LLC, a private family investment company, since 2005. Mr. Gabrys retired from Deloitte & Touche LLP in 2004 after 42 years, where he served a variety of public companies, financial services institutions, public utilities and health care entities. Mr. Gabrys was vice chair of Deloitte’s United States Global Strategic Client Group and served as a member of its Global Strategic Client Council. From 2006 to 2007, Mr. Gabrys served as the interim dean of the School of Business Administration of Wayne State University.

Other Boards and Appointments
Mr. Gabrys is a member of the board of directors of CMS Energy Company, an integrated energy company, and lead director at La-Z-Boy Inc, a furniture manufacturer and retailer. Mr. Gabrys is a member of the audit committee and finance committee for CMS Energy and a member of the audit committee and compensation committee for La-Z-Boy. From 2007 to 2011, he served on the board of Massey Energy Company, a coal producer. Mr. Gabrys also serves on the boards of several non-profit organizations, including The Detroit Institute of Arts, Karmanos Cancer Institute, Alliance for Safer Streets in Detroit (Crime Stoppers), Detroit Regional Chamber and Ave Maria University. He is a member of the management board of Renaissance Venture Capital Fund, an affiliate of Business Leaders for Michigan, a non-profit executive leadership organization.
Director Qualifications
Mr. Gabrys has extensive knowledge and expertise in financial reporting, accounting and Sarbanes-Oxley compliance for public companies. His experiences serving as a director of other significant corporations contributes to his leadership skills, the breadth of his experience in auditing, finance and other areas of risk oversight as well as experience in mergers and acquisitions. Mr. Gabrys continues to maintain an active CPA license.

Eugene A. Miller
Director since 2005
Age 76

Professional Experience
Mr. Miller is the retired chair and chief executive officer of Comerica Incorporated and Comerica Bank, a financial services company, in which positions he served from 1993 to 2002, prior to which time he held various positions of increasing responsibility at Comerica Incorporated and Comerica Bank (formerly The Detroit Bank) beginning in 1955.

Other Boards and Appointments
Mr. Miller was a director of Handleman Company from 2002 to 2012 and DTE Energy Company from 1989 to 2013.
Director Qualifications
Mr. Miller has extensive knowledge and expertise in management, executive compensation and governance matters related to public companies. His experiences serving as chair and chief executive officer of Comerica and as a public company director also provide him with subject matter expertise in risk management, finance and professional standards.

Nick L. Stanage
Director since 2013
Age 55

Professional Experience
In November 2009, Mr. Stanage joined Hexcel Corporation, a worldwide manufacturer of advanced material solutions, carbon fiber, reinforcement fabrics and tooling materials, as president. In 2012, he became chief operating officer and in 2013 he was appointed chief executive officer. Prior to joining Hexcel, Mr. Stanage served as president of the heavy vehicle products group at Dana Holding Corporation, a manufacturer of high quality automotive product solutions, from 2005 to 2009. From 1986 to 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations and marketing with Honeywell Inc. (formerly AlliedSignal Inc.), a provider of energy, chemical and mechanical technology solutions.

Other Boards and Appointments
In August 2013, Mr. Stanage joined the board of directors of Hexcel and in January 2014 he was appointed board chair.
Director Qualifications
Mr. Stanage brings extensive knowledge and experience in operational and management issues relevant to manufacturing environments and extensive leadership experience and has subject matter expertise in the areas of engineering and production. Mr. Stanage holds a bachelor’s degree in mechanical engineering from Western Michigan University and an MBA from Notre Dame.

Daniel P. Tredwell
Director since 2002
Age 55

Professional Experience
Mr. Tredwell is one of the co-founders of Heartland Industrial Partners, L.P., an investment firm, and has served as its managing member since 2006. Mr. Tredwell has also served as the managing member of CoveView Advisors LLC, an independent financial advisory firm, since 2009 and Cove View Capital LLC, a credit opportunities investment fund, since 2009. He has more than two decades of private equity and investment banking experience. Mr. Tredwell served as a managing director at Chase Securities Inc., an investment banking, security brokerage and dealership service company (and predecessor of J.P. Morgan Securities, Inc.), until 1999 and had been with Chase Securities since 1985.

Other Boards and Appointments
Mr. Tredwell is a director of Companhia de Tecidos Norte De Minas (Coteminas) and Springs Global Participações S.A., each of which are Brazil based manufacturers of textiles and textile products. From 2001 to 2013, Mr. Tredwell served on the board of Springs Industries, Inc., and from 2000 to 2010, he served on the board of Metaldyne Corporation, and its successor, Asahi Tec Corporation of Japan, each designers and suppliers of metal formed components. Mr. Tredwell chairs the compensation committee and audit committee for Springs Global Participações S.A.
Director Qualifications
Mr. Tredwell has extensive knowledge and subject matter expertise in finance, banking, acquisitions and divestitures, economics, asset management and business development. Through his membership on the board of directors of other global corporations (including as the chair of audit and compensation committees), Mr. Tredwell also brings expertise in risk management, corporate oversight and audit.

Samuel Valenti III
Chair & director since 2002
Age 68

Professional Experience
Mr. Valenti is currently chair of Valenti Capital LLC. Mr. Valenti was employed by Masco Corporation, a home improvement and building products manufacturer, from 1968 through 2008. From 1988 through 2008, Mr. Valenti was president and a member of the board of Masco Capital Corporation, and was vice president-investments of Masco Corporation from 1974 to 1998.

Other Boards and Appointments
Mr. Valenti was named a director of American Axle & Manufacturing Holdings, Inc. (“AAM”), a manufacturer of automotive driveline and drivetrain components and systems, in October 2013. He also serves as a member of the audit committee and the strategy committee for AAM. Mr. Valenti is the former chair of the investment advisory committee of the State of Michigan retirement system and served on the Harvard Business School Advisory Council. He currently serves on the advisory council at the University of Notre Dame and the advisory board at the University of Michigan Business School Zell-Lurie Institute. Mr. Valenti is a member of Business Leaders for Michigan and serves as chair of the Renaissance Venture Capital Fund.
Director Qualifications
As chair of the Company’s board since 2002 and as an executive of Masco for 40 years, Mr. Valenti has extensive knowledge and expertise in the management of diversified manufacturing businesses and subject matter expertise in the areas of finance, economics, corporate governance and asset management.

Marshall A. Cohen
Director since 2005
Age 79

Professional Experience
Mr. Cohen was counsel (retired) at Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined 1996. Prior to joining the firm, Mr. Cohen served as president and chief executive officer of the Molson Companies Limited, a leading global brewer, from 1988 to 1996.

Other Boards and Appointments
Mr. Cohen is a director of Gleacher Securities, Inc., an investment building and capital markets firm, and TD Ameritrade, an on-line securities broker. Mr. Cohen is a member of the compensation committee and corporate governance committee for Gleacher Securities and a member of the audit committee and governance committee for TD Ameritrade. From 1988 to 2011 he was a director of Barrick Gold Corporation, a gold mining company.
Director Qualifications
Mr. Cohen has broad experience as a public company director, particularly with regard to governance, compliance, legal matters and other areas of risk oversight. He has extensive knowledge and experience in management with subject matter expertise in government affairs, corporate governance and corporate responsibility.

Nancy S. Gougarty
Director since 2013
Age 58

Professional Experience
In July 2013, Ms. Gougarty became president and chief operating officer at Westport Innovations, a global leader in alternative fuel, low-emissions transportation technologies. Ms. Gougarty served as the vice president for TRW Automotive Corporation, a worldwide automotive supplier, operations in the Asia-Pacific region from 2008 to 2012. Joining TRW in 2005, her previous positions included vice president of product planning, business planning and business development, and vice president of braking, electronics and modules for Asia Pacific. Ms. Gougarty has held additional leadership positions in the automotive sector, including managing director for General Motors’ joint venture in Shanghai, director for Delphi Packard, Asia Pacific, global account director for General Motors, and vice president for Delphi Automotive Systems, Japan and Korea.
Other Boards and Appointments
Ms. Gougarty joined the Westport board of directors in February 2013 and resigned in July 2013 upon her appointment as Westport’s president and chief operating officer.
Director Qualifications
Ms. Gougarty has extensive operational leadership experience and expertise directing the development and implementation of strategic and operational plans and international operations. She is a certified Six Sigma Green Belt, holds an MBA degree from Case Western Reserve University and a Bachelor of Science degree in industrial management from University of Cincinnati.

David M. Wathen
President, CEO and Director since 2009
Age 61

Professional Experience
Mr. Wathen has served as president and chief executive officer of the Company since 2009. He served as president and chief executive officer of Balfour Beatty, Inc. (U.S. operations), an engineering, construction and building management services company, from 2003 until 2007. Prior to his Balfour Beatty appointment, he was a principal member of Questor, a private equity firm, from 2000 to 2002. Mr. Wathen held management positions from 1977 to 2000 with General Electric, a diversified technology and financial services company, Emerson Electric, a global manufacturing and technology company, Allied Signal, an automotive parts manufacturer, and Eaton Corporation, a diversified power management company.
Other Boards and Appointments
Mr. Wathen is currently a director and member of the audit committee and chair of the corporate governance committee of Franklin Electric Co., Inc., a global provider of complete water and fueling systems.
Director Qualifications
Mr. Wathen has extensive knowledge and experience in operational and management issues relevant to diversified manufacturing environments, executive leadership experience, including with respect to the Company, and has subject matter expertise in the areas of engineering, production and business development.

The Board of Directors and Committees
Since June 2002, the Company has separated the roles of the Board Chair and Chief Executive Officer. The Board believes that separating these roles offers distinct benefits to the Company, including curtailing the potential for conflict of interest and facilitating objective Board evaluation of the Company’s management. Mr. Valenti has served as Board Chair since 2002 and has been an independent director since November 2008.
Board of Directors Risk Management Functions
As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee considers risk issues associated with the Company’s overall financial reporting, disclosure process and legal compliance, as well as reviewing policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the Corporate Audit team, and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel and Chief Compliance Officer as determined from time to time by the Audit Committee. Each of the Compensation Committee and the Corporate Governance and Nominating Committee considers risk issues associated with the substantive matters addressed by the committee.
During 2013, the Board consisted of six directors until Nancy S. Gougarty and Nick L. Stanage joined the Board on November 1, 2013, at which time there were eight directors. The Board held five meetings during 2013. The table below sets forth the meeting information for the four standing committees of the Board for 2013:
Corporate Governance
As noted above, the Company’s Board of Directors currently consists of eight directors, divided into three classes as equal in number as possible. The members of each class serve for staggered, three year terms. Upon the expiration of the term of a class of directors, directors in that class may be asked to stand for re-election for a three year term at the Annual Meeting in the year in which their term expires.
As in the case of the appointment of Ms. Gougarty and Mr. Stanage, any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.

The Company’s Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Cohen, Gabrys, Miller, Stanage, Tredwell and Valenti and Ms. Gougarty are “independent” from management in accordance with the NASDAQ listing standards and the Company’s Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company’s Corporate Governance Guidelines.
During 2013, all current directors attended at least 75%, in aggregate, of the meetings of the Board of Directors and all committees of the Board on which they served. All of the current directors attended the Company’s 2013 Annual Meeting of Shareholders, with the exception of Ms. Gougarty and Mr. Stanage who had not yet joined the Board. All Directors are expected to attend all meetings, including the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.
Independent and non-employee directors hold regularly scheduled executive sessions in which independent and non-employee directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Directors. For more information regarding the Company’s Board of Directors and other corporate governance procedures, see “Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, see “Communicating with the Board.”
Audit Committee.    The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal audit function. In addition, the Audit Committee is responsible for (1) selecting the Company’s independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of the Company’s financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of the Company’s independent registered public accounting firm, and the Company’s internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company’s independent registered public accounting firm’s report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board of Directors from time to time, and (12) reporting regularly to the full Board of Directors. See “Report of the Audit Committee.” The Audit Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investor page. The Audit Committee last updated its charter on November 8, 2012.
Each of the directors on the Audit Committee is financially literate. The Board of Directors has determined that each of Messrs. Miller, Gabrys and Tredwell qualifies as an “audit committee financial expert” within the meaning of SEC regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the NASDAQ listing standards and that each is “independent” from management in accordance with NASDAQ listing standards and the Company’s Corporate Governance Guidelines.
Compensation Committee. The Compensation Committee is responsible for developing and maintaining the Company’s compensation strategies and policies including, (1) reviewing and approving the Company’s overall executive and director compensation philosophy and the executive and director compensation programs to support the Company’s overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Corporate Governance and Nominating Committee) with respect to the Company’s officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.
The Compensation Committee is responsible for monitoring and administering the Company’s compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board of Directors from time to time. The Committee’s charter reflects such responsibilities and is available on the Company’s website, www.trimascorp.com, in the Corporate Governance section of the Investors page. The Compensation Committee last updated its charter on February 25, 2013. Each of the directors on the Compensation Committee is “independent” from management in accordance with NASDAQ listing standards

(including those standards particular to Compensation Committee membership) and the Company’s Corporate Governance Guidelines. See also “Compensation Discussion and Analysis - Role of the Compensation Committee.”
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Corporate Governance and Nominating Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.
In recommending candidates to the Board, the Corporate Governance and Nominating Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. As required by NASDAQ, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.
The Corporate Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. The Corporate Governance and Nominating Committee also works with a third-party search firm to identify potential candidates to serve on the Board. Nancy S. Gougarty and Nick L. Stanage were appointed as directors in 2013 following a process that was facilitated by a third party search firm. The Corporate Governance and Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s by-laws. The Corporate Governance and Nominating Committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the Annual Meeting. See “How and when may I submit a shareholder proposal or director nomination for the 2015 Annual Meeting of Shareholders?” for more information.
The Corporate Governance and Nominating Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.
The Corporate Governance and Nominating Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. The Corporate Governance and Nominating Committee last updated its charter on February 25, 2013.
Executive Committee. Prior to being disbanded by the Board on March 6, 2014, the Executive Committee had the authority to exercise many of the functions of the full Board of Directors between meetings of the Board, excluding those matters which Delaware law or NASDAQ or SEC rules were required to be within the purview of the Company’s independent directors or which were otherwise in conflict with such laws or rules.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is an employee of the Company. Ms. Gougarty and Messrs. Cohen, Gabrys, Miller, Stanage, Tredwell and Valenti are the current members of the Company’s Compensation Committee.
Retirement Age; Term Limits. The Corporate Governance Guidelines provide that a director (excluding directors serving on the Board as of February 25, 2013) is expected to submit his or her resignation from the Board at the first annual meeting of stockholders following the director’s 75th birthday. The Board may accept or reject such resignation in its discretion after consultation with the Corporate Governance and Nominating Committee. The Board has not established term limits for the directors.
Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each Committee, respectively.

DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board with respect to that compensation, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board and to attract new directors with outstanding qualifications. Directors may make an annual election to defer receipt of Board compensation, provided the election is made prior to the fiscal year in which the deferral is effective.
Annual Cash Retainer and Meeting Fees. In 2013, each non-employee director received an annual cash retainer of $100,000 (prorated for the period beginning November 1, 2013 for Ms. Gougarty and Mr. Stanage) and a meeting fee of $1,000 for each Board or committee meeting attended. The chair of the Board and of each of the Audit, Compensation and Corporate Governance and Nominating Committees received an additional annual cash retainer in the amounts of $125,000, $15,000, $10,000 and $5,000, respectively.
For 2013, two of the five non-employee directors elected to defer receipt of all or part of their Board compensation.
In 2013, the Company adopted a director retainer share election program effective January 1, 2014, to permit directors to make an annual election to receive unrestricted stock for deferred or non-deferred compensation for board service in lieu of cash at the time payment is made each quarter. For 2014, three of the seven non-employee directors elected to defer receipt of all or part of their Board compensation.
Equity Compensation. As part of the non-employee directors’ annual compensation package, the Board also approved, in 2011, the issuance of annual grants on each March 1st, commencing in 2012, to each of the non-employee directors of restricted shares with a grant date fair market value of $100,000, with each grant subject to the director’s continued service on the Board for a one-year vesting period. In March 2013, the Company issued the annual grant to each of the non-employee directors on the same terms.
Director Stock Ownership. We have established stock ownership guidelines for our independent directors to more closely tie their interests to those of shareholders. Under these guidelines, all such directors are required to own, within five years after initial election to the Board as an independent director, shares of Company stock having a value equal to three times their annual cash retainer (excluding any additional retainers for Board and committee chair service. Unrestricted stock, time-based restricted stock and vested in-the-money options are counted toward fulfillment of this ownership requirement. As of December 31, 2013, each independent director was in compliance. If an independent director does not meet the stock ownership guidelines, the Compensation Committee may consider such fact in determining the award of future equity awards to such director.
Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other. The Company reimburses all directors for expenses incurred in attending Board and committee meetings. The Company does not provide any perquisites to directors.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Samuel Valenti III	245,000	100,000	345,000
Marshall A. Cohen (1)	125,000	100,000	225,000
Richard M. Gabrys	135,000	100,000	235,000
Nancy S. Gougarty	21,700	—	21,700
Eugene A. Miller (1)	131,000	100,000	231,000
Nick L. Stanage	21,700	—	21,700
Daniel P. Tredwell	121,000	100,000	221,000
________________________________________

(1)	Messrs. Cohen and Miller elected to defer 100% and 50%, respectively, of their 2013 fees earned as permitted under the Company’s 2006 Long-Term Equity Incentive Plan.

(2)
The amounts in this column reflects the grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718) of the restricted stock awards made to our non-employee directors during 2013. Messrs. Valenti, Cohen, Gabrys, Miller and Tredwell each received 3,448 shares of restricted stock effective on March 1, 2013. These awards were granted under the Company’s 2011 Omnibus Incentive Compensation Plan and vest one year from the date of grant if the director does not terminate service on the Board prior to the vesting date.

The table below sets forth as to each non-employee director the aggregate number of stock options and restricted stock awards outstanding as of December 31, 2013. All of the stock options set forth in the table are fully vested.

Name	Stock Options	Stock Awards
Samuel Valenti III	50,000	3,448
Marshall A. Cohen	26,000	3,448
Richard M. Gabrys	25,000	3,448
Nancy S. Gougarty	—	—
Eugene A. Miller	26,000	3,448
Nick L. Stanage	—	—
Daniel P. Tredwell	—	3,448

Corporate Governance
The Board of Directors has adopted Corporate Governance Guidelines, a copy of which can be found at the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Corporate Governance and Nominating Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
Code of Conduct. Effective January 1, 2012, the Board adopted a revised Code of Conduct that applies to all directors and all employees, including the Company’s principal executive officer, principal financial officer, and other persons performing similar executive management functions. The Code of Conduct is posted on the Company’s website in the Corporate Governance section. All amendments to the Company’s Code of Conduct, if any, will be also posted on the Company’s internet website, along with all waivers, if any, of the Code of Conduct involving senior officers.

A copy of the Company’s committee charters, Corporate Governance Guidelines and Code of Conduct will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: TriMas Corporation, Attention: Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.
Communicating with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific director, including the Chair, non-management directors, or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.
Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chair of the Audit Committee will be forwarded unopened directly to the Chair);

•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company’s toll free, confidential hotline number published at www.trimascorp.com in the Corporate Governance subsection of the Investors page, in the document entitled Code of Conduct. Employees may express such concerns on a confidential and anonymous basis.
Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements. The Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with the independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
        1.     The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with the Company’s management;
        2.     The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards (“SAS”) No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);
        3.     The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the independent registered public accounting firm its independence; and
        4.     Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

The Audit Committee Richard M. Gabrys, Chair Marshall A. Cohen Nancy S. Gougarty Eugene A. Miller Nick L. Stanage Daniel P. Tredwell Samuel Valenti III

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

The Audit Committee of the Board (the “Audit Committee”) has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2014. Deloitte was engaged as our independent registered public accounting firm on March 27, 2013. KPMG previously served as our independent registered public accounting firm. Representatives of Deloitte are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.

The appointment of Deloitte as the independent registered public accounting firm for the Company is being presented to the shareholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, unless specified otherwise.
Fees Paid to Independent Auditor
The following table presents fees billed by Deloitte and KPMG for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended December 31, 2013 and 2012, respectively, and fees for other services rendered during those periods.

	2013	2012
Audit Fees	$1,473,800	$1,581,000
Audit-related Fees	243,200	405,000
Tax Fees	22,000	21,000
All Other Fees	—	—
Total	$1,739,000	$2,007,000
Audit and Audit-Related Fees
Integrated audit fees billed for services rendered in connection with the audit of the Company’s annual financial statements and the effectiveness of the Company’s financial controls over financial reporting were $1.5 million for 2013 and $1.6 million for 2012. In 2013, audit-related fees of $0.2 million were incurred primarily related to comfort letter procedures performed in connection with the Company’s registration statements. In 2012, audit-related fees of $0.4 million were incurred primarily related to comfort letter procedures performed in connection with the Company’s registration statements and related to due diligence procedures performed on potential Company acquisition targets.
Tax Fees
Except for the amounts disclosed above, there were no tax fees billed by Deloitte during 2013 or KPMG during 2012, as the Company has retained another firm to provide tax advice.
The Audit Committee has determined that the rendering of all non-audit services by Deloitte in 2013 and KPMG in 2012 is compatible with maintaining such auditor independence.
We have been advised by Deloitte and KPMG that neither of the firms, nor any member of either firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by Deloitte our independent auditor in 2013 and KPMG, our independent auditor in 2012, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.
The Audit Committee’s policies permit the Company’s independent accountants, Deloitte, to provide audit-related services, tax services and non-audit services to the Company, subject to the following conditions:
(1) Deloitte will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
(2) Deloitte and the Company will enter into engagement letters authorizing the specific audit-related services or non-audit services and setting forth the cost of such services;
(3) The Company is authorized, without additional Audit Committee approval, to engage Deloitte to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where Deloitte does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where Deloitte audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b) and (c) may not exceed $350,000 in any calendar quarter; and
(4) The Chair of the Audit Committee will be promptly notified of each engagement, and the Audit Committee will be updated quarterly on all engagements, including fees.
Changes in Independent Registered Public Accounting Firm
On February 28, 2013, the Company notified KPMG that the Audit Committee had approved the dismissal of KPMG as the Company’s independent registered public accounting firm upon completion of both (i) KPMG’s review of the Company’s consolidated financial statements for the three-months ending March 31, 2013, and (ii) the engagement of a new independent registered public accounting firm. Subsequently, the Company conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. As a result of this process, on March 27, 2013, the Company engaged Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Except as disclosed herein, the audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2012 and 2011, respectively, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2012 contained an explanatory paragraph stating that the Company acquired Arminak & Associates, LLC (“Arminak”) during 2012 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, Arminak’s internal control over financial reporting associated with total assets of $102.2 million, which represented 9.0% of the Company’s consolidated assets at December 31, 2012, and net sales of $65.9 million, which represented 5.2% of the Company’s consolidated total net sales for 2012. KPMG’s audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Arminak.

During the fiscal years ended December 31, 2012 and 2011, and in the subsequent interim period through February 28, 2013 (the date of the dismissal of KPMG), there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The Company provided KPMG with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that KPMG furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the Report. A copy of KPMG’s letter dated March 6, 2013 was attached as Exhibit 16.1 to the Report. On March 14, 2013, the Company filed an amendment to the Report on Form 8-K/A (the “Amended Report”) to include disclosure regarding the subsequent interim period through February 28, 2013. The Company provided KPMG with a copy of the disclosures made in the Amended Report prior to the time the Amended Report was filed with the SEC. The Company requested that KPMG furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the Amended Report. A copy of KPMG’s letter dated March 14, 2013 was attached as Exhibit 16.1 to the Amended Report.
During the fiscal years ended December 31, 2012 and 2011, and the subsequent interim period through March 27, 2013 (the date of the engagement of Deloitte), neither the Company nor anyone acting on its behalf has consulted with Deloitte with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
PROPOSAL 3 — APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board recommends a vote “FOR” this proposal.

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote to approve the compensation paid to our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement pursuant to Section 14A of the Exchange Act. This advisory vote is commonly known as a “Say-on-Pay” vote. At the 2011 Annual Meeting, a majority of the votes cast on a proposal regarding the frequency for future Say-on-Pay votes approved the Board’s recommendation to hold future Say-on-Pay votes on a triennial basis. As the Company adopted a triennial Say-on-Pay Vote in 2011, after considering these voting results, the last Say-on-Pay vote took place at the 2011 Annual Meeting of Shareholders during which over 99% of the votes cast in the Say-on-Pay vote were in favor of our Say-on-Pay resolution.

At its first meeting held after our 2011 Say-on-Pay vote, the Compensation Committee reviewed the voting results described above. After taking into consideration the strong level of support expressed by our shareholders for the executive compensation program for our then-NEOs, the Compensation Committee decided to continue to apply the same guiding philosophy and principles to subsequent decisions and when adopting subsequent policies regarding NEO compensation. The Compensation Committee also has continued to monitor voting policy changes adopted by our institutional shareholders and their advisors since 2011, and will continue to take those voting policies into account when considering changes to our executive compensation program.

2013 Compensation Program Highlights
______________________________________________________________________________________________________

As described in the Compensation Discussion and Analysis within this proxy statement, our NEOs are rewarded when defined financial and operational performance results are achieved and when value is created for our shareholders. Our Compensation Committee believes that our compensation program is effective in implementing our executive compensation philosophy and establishing a link between compensation and shareholder interests.
Highlights of our compensation program include the following:

•
A substantial percentage of each NEO’s target total direct compensation is variable, and consists of incentives that can be earned for achieving annual and long-term performance goals. Our program is weighted toward pay-for-performance and variable compensation to reinforce our philosophy of compensating our executives when they and the Company are successful in ways that support shareholder interests.

•	Each year, the Compensation Committee establishes performance measures intended to focus executives on the most important Company objectives.

•
In determining the compensation components for each NEO for 2013, the Compensation Committee generally focused on market values at the size-adjusted median of our peer group. The market information is considered a reference point rather than policy for reviewing competitiveness.

•	Our expectations for stock ownership align executives’ interests with those of our shareholders and all of the NEOs have exceeded their targets.

•	The Company’s clawback policy permits the Committee to recoup or rescind variable compensation to executives, including NEOs, under certain situations, including restatement of financial results.

•	Our Compensation Committee has retained an independent compensation consultant to advise it with respect to executive and non-employee director compensation matters.

•	We do not have employment agreements with our executives.

•	We do not permit underwater stock options or stock appreciation rights to be repriced without stockholder approval.

•
The Company’s anti-hedging policy prohibits the Board of Directors, and the Company’s executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds.

______________________________________________________________________________________________________
Shareholder Support
We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure in this Proxy Statement.”

As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and Board value the opinions of our shareholders and expect to consider the outcome of the vote when making future compensation decisions regarding the Company’s NEOs. The next Say-on-Pay vote is expected to be held at our 2017 Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS
The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by:

•	each person known by us to beneficially own more than 5% of the Common Stock;

•	each of the Company’s Directors and Director nominees;

•	each of the NEOs; and

•	all of the Company’s Directors and executive officers as a group.
The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (i) voting power, which includes the power to vote or to direct the voting of the security, (ii) investment power, which includes the power to dispose of or to direct the disposition of the security, or (iii) rights to acquire Common Stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 45,224,854 shares outstanding.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
FMR LLC(1)	3,632,658	8.0%
245 Summer Street, Boston, Massachusetts 02210
William Blair & Company, L.L.C.(2)	3,247,425	7.2%
222 West Adams Street, Chicago, IL 60606
BlackRock, Inc.(3)	2,667,934	5.9%
40 East 52nd Street, New York, NY 10022
The Vanguard Group(4)	2,488,057	5.5%
100 Vanguard Blvd, Malvern, PA 19355
Champlain Investment Partners, LLC(5)	2,334,280	5.2%
180 Battery St., Burlington, Vermont 05401
Thomas M. Benson(6)(7)	42,690	—%
Lynn A. Brooks(6)(7)	60,116	—%
Marshall A. Cohen(6)(7)	65,218	—%
Richard M. Gabrys(6)(7)	42,382	—%
Nancy S. Gougarty(6)(7)	2,976	—%
Eugene A. Miller(6)(7)	68,854	—%
Joshua A. Sherbin(6)(7)	62,110	—%
Nick L. Stanage(6)(7)	2,976	—%
Daniel P. Tredwell(6)(7)	6,424	—%
Samuel Valenti III(6)(7)	63,382	—%
David M. Wathen(6)(7)	518,958	1.1%
A. Mark Zeffiro(6)(7)	71,779	—%
All executive officers and directors as a group (13 persons)(6)(7)	1,079,963	2.4%
________________________________________

(1)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC. As of December 31, 2013, Fidelity Management & Research Company, a wholly-owned subsidiary of

FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, had sole voting power with respect to 459,634 shares of Common Stock and sole dispositive power with respect to 3,632,658 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity SelectCo, LLC, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 324,934 shares of Common Stock, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Pyramis Global Advisors Trust Company, is an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 459,439 shares of Common Stock, as a result of its serving as investment manager of institutional accounts owning such shares.

(2)	Information contained in the columns above is as of December 31, 2013 and based on a report on Schedule 13G/A filed with the SEC on February 6, 2014 by William Blair & Company, LLC.

(3)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on January 30, 2014 by BlackRock, Inc. (“BlackRock”). As of December 31, 2013 BlackRock had sole voting power with respect to 2,532,425 shares of Common Stock and sole dispositive power with respect to 2,667,934 shares of Common Stock.

(4)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. (“Vanguard Group”). As of December 31, 2013 Vanguard Group had sole voting power with respect to 62,880 shares of Common Stock, sole dispositive power with respect to 2,428,477 shares of Common Stock and shared dispositive power with respect to 59,580 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 59,580 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 3,300 shares of Common Stock as a result of its serving as investment manager of Australia investment offerings.

(5)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 26, 2014 by Champlain Investment Partners, LLC (“Champlain Investment”). As of December 31, 2013 Champlain Investment had sole voting power with respect to 1,654,505 shares of Common Stock and sole dispositive power with respect to 2,334,280 shares of Common Stock.

(6)
For Messrs. Benson, Brooks, Cohen, Gabrys, Miller, Valenti and Wathen, the number set forth in the table includes options to purchase 12,500, 22,333, 26,000, 25,000, 26,000, 50,000 and 66,667 shares, respectively, granted under the Company’s 2002 and 2006 Long Term Equity Incentive Plans, that are currently exercisable; and for Messrs. Benson, Brooks, Cohen, Gabrys, Miller, Sherbin, Stanage, Tredwell, Valenti, Wathen, Zeffiro and Ms. Gougarty, the number set forth in the table includes 10,002, 12,539, 2,976, 2,976, 2,976, 17,533, 2,976, 2,976, 2,976, 73,443, 27,235 and 2,976 restricted shares of Common Stock, respectively, awarded under the 2006 Long Term Equity Incentive Plan and/or 2011 Omnibus Equity Incentive Compensation Plan.

(7)	Except for Mr. Wathen, each director and NEO owns less than one percent of the outstanding shares of the Common Stock and securities authorized for issuance under equity compensation plans.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	342,448	$9.92	2,501,406
Equity compensation plans not approved by security holders	—	—	—
________________________________________

(1)
As of December 31, 2013, includes 344,620 shares available for future issuance under the 2006 Long Term Equity Incentive Plan and 2,156,786 shares available for future issuance under the 2011 Omnibus Incentive Compensation Plan. Number of shares available for future issuance assumes target achievement for all existing performance-based awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors, executive officers and greater than 10% shareholders regarding the necessity of filing reports. We believe that all of our officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements for 2013 with respect to the Company.
Executive Officers
Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
David M. Wathen	61	Director, President and Chief Executive Officer
A. Mark Zeffiro	48	Executive Vice President and Chief Financial Officer
Thomas M. Benson	58	President - Cequent Performance Products
Lynn A. Brooks	60	President - Packaging Systems
Joshua A. Sherbin	50	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Robert J. Zalupski	55	Vice President Finance, Corporate Development and Treasurer
David M Wathen. Business experience provided under “Director and Director Nominees.”

A. Mark Zeffiro. Mr. Zeffiro was appointed chief financial officer of the Company in June 2008, and executive vice president in May 2013. Prior to joining the Company, Mr. Zeffiro held various financial management and business positions with General Electric Company, a diversified technology and financial services company (“GE”), and Black and Decker Corporation, a global manufacturer of quality power tools and accessories, hardware, home improvement products and fastening systems (“Black & Decker”). From 2004, during Mr. Zeffiro’s four-year tenure with Black & Decker, he was vice president of finance for the global consumer product group and Latin America. In addition, Mr. Zeffiro was directly responsible for and functioned as general manager of Black and Decker’s factory store business unit. From 2003 to 2004, Mr. Zeffiro was chief financial officer of First Quality Enterprises, a private company producing consumer products for the health care market. From 1988 through 2002 he held a series of operational and financial leadership positions with GE, the most recent of which was chief financial officer of their medical imaging manufacturing division.

Thomas M. Benson. Mr. Benson has been president of the Company’s Cequent Performance Products, Inc. subsidiary since 2008. Prior to his appointment in 2005 as president of Cequent Towing Products, Inc., Mr. Benson held various management positions within the Cequent business, including president of Draw-Tite, Inc. Before joining the Company in 1984, Mr. Benson held the position of manager warranty systems at Ford Motor Company, an automotive manufacturer and financial vehicle services company, from 1978 to 1984.

Lynn A. Brooks. Mr. Brooks has been president of the Packaging Systems business since 1996. He joined Rieke Corporation, today part of the Packaging Systems business, in 1978. Prior to his current position, his responsibilities at Rieke included assistant controller, corporate controller, and vice president-general manager. Before joining Rieke, he served with Ernst & Young, a global leader in assurance, tax, transactions and advisory services, in the Toledo, Ohio and Fort Wayne, Indiana offices.

Joshua A. Sherbin. Mr. Sherbin was appointed the Company’s general counsel and corporate secretary in 2005, and vice president and chief compliance officer in May 2008, prior to which he was employed as the North American corporate counsel and corporate secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was senior counsel, assistant corporate secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997. From 1988 until 1995, he was an associate with the law firm Butzel Long in its general business practice.

Robert J. Zalupski. Mr. Zalupski was appointed the Company’s vice president, finance and treasurer in 2003 and assumed responsibility for corporate development in March 2010. He joined the Company as director of finance and treasury in 2002, prior to which he worked in the Detroit office of Arthur Andersen. From 1996 through 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately held companies in the manufacturing, defense and automotive industries. Prior to 1996,

Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.
TRANSACTIONS WITH RELATED PERSONS
Policy for Review, Approval or Ratification of Transactions with Related Parties
Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company’s written Code of Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Corporate Governance and Nominating Committee and the written Corporate Governance Guidelines, members of the Board of Directors must properly notify the President and Chief Executive Officer and the Chair of the Corporate Governance and Nominating Committee if any actual or potential conflict of interest arises between the Company and such member. After notification, the Board of Directors will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Corporate Governance and Nominating Committee.
It is also the Company’s unwritten policy, which policy is not otherwise evidenced, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with the best interests of the Company.
In addition, the Company’s credit facility contains covenants that restrict the Company’s ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm’s-length basis from unrelated parties. Such covenants influence the Company’s policy for review, approval and ratification of transactions with related parties.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion & Analysis (“CD&A”) describes the executive compensation program in place at the Company for our NEOs for 2013 and key changes to the program for 2014. Your understanding of our executive compensation program is important to the Company. The goal of this CD&A is to explain:

•	Our compensation philosophy and objectives for our NEOs;

•	The respective roles of our Compensation Committee (the “Committee”), the Committee’s external executive compensation consultant and management in the 2013 executive compensation process;

•	The key components of our 2013 executive compensation program and the successes and achievements our program is designed to reward; and

•	How the decisions we make in the executive compensation process align with our executive compensation philosophy and objectives.
Throughout this CD&A, TriMas’ Named Executive Officers or NEOs means:

(1)	David M. Wathen - president and chief executive officer - (“CEO”);

(2)	A. Mark Zeffiro - executive vice president and chief financial officer - (“CFO”);

(3)	Joshua A. Sherbin - vice president, general counsel, chief compliance officer and corporate secretary - (“General Counsel”);

(4)	Lynn A. Brooks, president - Packaging Systems - (“President - Packaging Systems”); and

(5)	Thomas M. Benson, president - Cequent Performance Products - (“President - Cequent Performance Products”).
2013 Executive Summary
Philosophy and Objectives of Executive Compensation Program
Our executive compensation philosophy is to employ programs that help attract and retain key leaders, motivate executives to continuously strive to improve both our short-term and long-term financial and operating positions, and reward financial and operating achievement by delivering pay that varies appropriately with the actual performance results achieved. Our objectives are to align our executives’ compensation interests with the investment interests of our shareholders, and encourage our executives to make decisions that will increase shareholder value over the longer-term. The Company attempts to achieve its philosophy and objectives by establishing performance criteria for its executive officers and by linking compensation to financial performance goals.
2013 Financial Highlights
Over the past several years, we have made significant progress toward our strategic aspirations which include high single digit sales growth, earnings per share (“EPS”) growth at a higher rate than sales growth and continued optimization of our capital structure. With these aspirations in mind, we achieved a five-year sales compound annual growth rate (“CAGR”) (fiscal year 2009 - fiscal year 2013) of more than 15%, and a five-year EPS CAGR of approximately 50%. Over that same time period, we lowered our total debt from $630 million as of December 31, 2008 to $306 million as of December 31, 2013.
In 2013, we reported record net sales of $1.395 billion, an increase of 9.6%, with sales growth in five of our six segments. During 2013, the management team continued to make progress on our strategic initiatives, as highlighted in the specific accomplishments detailed below:

•	Increased sales due to new product introductions, market share gains and geographic expansion, as well as acquisitions;

•
Continued to refine the business portfolio to support our strategic initiatives, including completing 10 bolt-on acquisitions during 2013 to expand our geographic presence, product portfolio and customer base, for approximately $105.8 million, net of cash acquired, and divesting the non-core assets of the European rings and levers business for approximately $10.3 million;

•
Issued 5,175,000 shares of common stock with net proceeds of $174.7 million in September 2013 to support future revenue and earnings growth including bolt-on acquisitions and capital expenditures in support of growth and productivity initiatives;

•
Continued to optimize the debt structure in October 2013 to further reduce future interest rates, extend maturities and increase available liquidity. In 2013, reduced total indebtedness from $422.4 million as of December 31, 2012 to $305.7 million as of December 31, 2013, while reducing interest expense by almost 50% as compared to 2012. TriMas ended 2013 with the lowest leverage ratio since going public in 2007 and with $387.3 million of cash and aggregate availability under its revolving credit and accounts receivable facilities;

•	Continued to invest in a flexible manufacturing footprint to optimize manufacturing costs long-term, add necessary capacity, enhance customer service and support future growth;

•	Expanded geographic reach and related sales into China, Thailand, Singapore, Brazil and several European countries;

•
Generated increased levels of Cash Flows from Operating Activities for 2013 of $87.6 million, and continued to invest in capital expenditures, working capital in acquisitions, and future growth and productivity programs; and

•
The management team also continued to drive productivity and lean initiatives across the organization. The savings realized from these actions enabled us to fund our growth initiatives and to offset inflationary cost increases.

These accomplishments during 2013 led to another successful year and we believe will drive future long-term growth and earnings expansion.

Best Practices
Below we highlight certain executive compensation practices that support the needs of our business, drive performance and align with our shareholders’ long-term interests. A summary of what we do and do not do in that regard follows.

Effective Corporate Governance Reinforces Our Compensation Program

	WHAT WE DO		WHAT WE DON’T DO
✓	Pay for Performance - We tie pay to performance. The majority of NEO pay is not guaranteed. We set financial goals for corporate and business unit performance.	✗	No Employment Contracts - We do not have employment contracts for NEOs.
✓	Mitigate Undue Risk - Our compensation practices are designed to discourage excessive risk-taking as related to performance and payout under our compensation programs.	✗	No Excise Tax Gross-Ups Upon Change-of- Control - We do not provide for excise tax gross-ups on change-of-control payments.
✓	Reasonable Executive Severance/Change-of-Control Policy - We believe we have reasonable post-employment and change-of-control provisions.	✗
No Repricing Underwater Stock Options or Stock Appreciation Rights Without Stockholder Approval - We do not permit underwater stock options or stock appreciation rights to be repriced without stockholder approval.

✓	Share Ownership Guidelines - Our expectations for stock ownership align executives’ interests with those of our shareholders and all of the NEOs have exceeded their targets.	✗
No Pledging or Hedging Transactions or Short Sales Permitted - Our policies prohibit executives, including the NEOs, and directors from pledging or engaging in hedging or short sales with respect to the Company’s Common Stock.

✓
Regular Review of Share Utilization - We evaluate share utilization by reviewing the dilutive impact of equity compensation on our shareholders and the aggregate shares awarded annually as a percentage of total outstanding shares.

✓
Review Tally Sheets - The Committee reviews tally sheets for our NEOs to ensure they have a clear understanding of the impact of various decisions, including possible payments under various termination scenarios prior to making annual executive compensation decisions.

✓
Double Trigger Change-of-Control Severance Benefits - Our Executive Severance/Change-of-Control Policy calls for payment of cash severance and vesting of equity awards after a change-of-control only if an executive experiences a qualifying termination of employment within a limited period following the change-of-control and is involuntarily terminated.

✓	Independent Compensation Consulting Firm - The Committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.

Summary of Key Compensation Decisions and Outcomes for 2013
The key decisions the Committee made during 2013 are summarized below and discussed in greater detail in the remainder of this CD&A:

Base Salary Adjustments
The Committee approved base salary adjustments for three of our NEOs, ranging from 3% to 7%, to recognize individual performance and general market movement.

Short-Term Incentive Program
Company-Wide:

•	The Committee changed the weighting of the metrics used in the Company-wide short-term incentive program for 2013 in which the CEO, CFO, and General Counsel participated.

•
Each of the respective weightings for our Sales/Profitability and Earnings Per Share metrics increased from 35% to 40% to align with our strategic imperatives. The weighting for our Cash Flow metric was reduced to 20%.

•
The Committee increased the 2013 target award for Mr. Sherbin (from 50% to 60% of his base salary) to further emphasize performance-based pay. The target incentive award percentages for the CEO and CFO remained the same as in 2012.

•
Based on Company-wide 2013 performance, the short-term incentive program attainment was 84.2% of target, and payouts of these incentives occurred in early 2014. Amounts earned varied by metric, from a low of 65% of target for Sales/Profitability to a maximum of 99% of target for EPS, based on actual performance results.

Packaging Systems:

•	No changes were made from 2012 to the metrics and weightings used in the Packaging Systems’ 2013 short- term incentive program.

•	The target incentive award for the President - Packaging Systems remained the same as in 2012.

•
Based on Packaging Systems’ 2013 performance, the short-term incentive plan attainment was 160% of target, and payout of this incentive occurred in early 2014. Amounts earned varied by metric, from a low of 80% of target for % New Products/Product Growth to a maximum of 200% of target for Cash Flow and Productivity based on actual performance results.

Cequent Performance Products:

•	No changes were made from 2012 to the metrics and weightings used in the Cequent Performance Products’ 2013 short-term incentive program.

•	The target incentive award for the President - Cequent Performance Products remained the same as in 2012.

•
Based on Cequent Performance Products’ 2013 performance, the short term incentive plan attainment was 166.4% of target, and payout of this incentive occurred in early 2014. Amounts earned varied by metric, from a low of 125% of target for Cash Flow to a maximum of 200% of target for Productivity and % New Products/Product Growth, based on actual performance results.

Short-Term Incentive Compensation to Equity

•
Amounts earned by the NEOs were paid 80% in cash, with the remaining 20% paid in shares of restricted stock that vest on the one-year anniversary of the grant date. This program feature promotes retention as well as the alignment of executives’ interests with those of our shareholders.

Long-Term Incentive Program
Consistent with 2012, the Committee granted performance stock units (“PSUs”) and service-based restricted stock units to each of the NEOs. Each NEO’s total long-term incentive target award value was allocated equally between these vehicles, and all awards earned will be settled in shares.

Executive Severance/Change-of-Control Policy
In 2013, the Committee approved, and the Company adopted a revised Executive Severance/Change-of-Control Policy (“Severance Policy”) for the Company's executives. The updated Severance Policy reflects market practices, improved readability, and consistency across the Company's compensation arrangements. Several shareholder-friendly provisions include a reduction in the post-change-of-control protection period, a continuation of existing provisions that address non-compete and non-solicitation covenants, and an excise tax “cap” provision.

Compensation Peer Group
The Committee approved changes to the compensation benchmarking peer group based on an assessment conducted in 2013. The revised peer group is viewed as being better aligned with the Company's business segments.

Results and Consideration of 2011 Shareholder Say-on-Pay Vote
At the Annual Meeting of Shareholders held on May 10, 2011, approximately 99.2% of the shareholders who voted on the triennial “Say-on-Pay” proposal approved the compensation of our then-NEOs.
As described further above under proposal 3, in light of this vote outcome, as well as the Committee’s ongoing program evaluation, the Committee views its 2013 decisions regarding various aspects of the compensation program as consistent with the overall philosophy and structure of the program that has been supported by our shareholders.
In addition, a majority of the shareholders who voted on the frequency for future “Say-on-Pay” votes at the 2011 Annual Meeting of Shareholders approved a triennial advisory vote. In alignment with the shareholder vote, an advisory vote on the Company’s NEO compensation is being submitted to shareholders for vote at the Annual Meeting and is expected to be presented to shareholders again in 2017, at which time we also expect to hold the next required vote on the frequency of Say-on-Pay votes.
Detailed 2013 Program Descriptions
Overview of Key 2013 Program Elements
Our Committee works closely with the Company’s leadership team to refine our compensation program, to clearly articulate its objectives to our executives and to emphasize our focus on performance-based compensation so that executives are rewarded for results that create long-term shareholder value.
The percentage of total compensation that is performance-based (as opposed to fixed) increases as an executive’s responsibility increases. The Committee believes that the portion of an officer’s total compensation that is dependent on performance results achieved should increase commensurate with position level and accountability.
The main elements of our compensation structure and how each supports our compensation philosophy and objectives are summarized below:

Principal 2013 Compensation Elements
	Element	Description	Performance Consideration	Primary Objective
Fixed	Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Based on level of responsibility, experience, knowledge, and individual performance	Attract and retain
Variable	Short-Term Incentive Plan	Short-term incentive paid in cash and equity (20% of award paid in restricted stock, subject to one-year vesting). Payable based on performance against annually established goals.	Measured by corporate and business unit performance oriented towards short-term financial goals	Promote achievement of short-term financial goals aligned with shareholder interests, as well as retention due to the one-year vesting requirement on the equity award
Variable	Long-Term Incentive Plan	Equity based awards include restricted stock and performance share units	Creation of shareholder value and realization of medium and long-term financial and strategic goals	Create alignment with shareholder interests, and promote achievement of longer-term financial and strategic objectives
Fixed	Retirement and Welfare Benefits	Retirement plans, healthcare and insurance benefits	Indirect - executive must remain employed to be eligible for retirement and welfare benefits	Attract and retain
Fixed	Perquisites - Flexible Cash Allowance and Executive Physicals	Fixed cash payment and executive physicals	Indirect - executive must remain employed to be eligible	Attract and retain

Role of the Compensation Committee
The Board-designed governance process expressly delegates to the Committee the responsibility to determine and approve the CEO’s compensation, as well as to make all decisions regarding compensation for the other NEOs.
The Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the Committee makes. Although the Committee does have responsibility for Board compensation matters, all such decisions are subject to full Board approval. The Board and Committee recognize the importance of executive compensation decisions to the management and shareholders of the Company.
The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and administer share-based plans, and review and approve annually all compensation decisions relating to the Company’s directors (which decisions are subject to Board approval) and executive officers, including the CEO and other NEOs. See “Summary of Key Compensation Decisions and Outcomes for 2013” for a summary of Committee decisions and outcomes.
Input from Management
Certain senior executives provide information used by the Committee in the compensation decision-making process. Specifically, our CEO provides input to the Committee regarding corporate and business unit performance goals and results. He also reviews with the Committee the performance of the executive officers who report directly to him, and makes recommendations to the Committee regarding their compensation. Our CFO also provides input and analysis regarding financial and operating results. Our vice president, human resources regularly works with the Committee chair to prepare materials for Committee discussions and presents management’s recommendations regarding program changes.
The Committee carefully considers management’s input, but is not bound by their recommendations in making its final pay program decisions.
Independent Compensation Committee Consultant
The Committee’s external executive compensation consulting firm, Meridian Compensation Partners, LLC (“Meridian”), is retained by, and reports directly to the Committee.
Use of an outside consultant is an important component of our compensation setting process, as it enables the Committee to make informed decisions based on market data and best practices. Representatives from Meridian attend Committee meetings, meet with Committee members in executive session and consult with the members as required to provide input with regard to the CEO’s compensation based on the Committee’s assessment of his performance.
Meridian has no affiliations with any of the NEOs or members of the Board other than in its role as an outside consultant. We have been advised that Meridian has in place policies and procedures designed to prevent conflicts of interest and after applying such policies and procedures, determined that no conflict of interest existed in performing consulting services for the Company. Meridian does not provide any other services to the Company. All work performed by Meridian, whether with the Committee directly or with management at the direction of the Committee, requires pre-approval by the Chair of the Committee. The Committee has assessed the independence of Meridian, as required under NASDAQ listing rules.
During 2013, Meridian’s consulting related primarily to the Company’s compensation analysis for the NEOs and Board. Meridian provided information on market trends and developments in executive compensation practices, conducted a detailed review of our severance program, reviewed and commented on our benchmarking peer group, conducted a market analysis of peer group compensation levels to enable the Committee to confirm the Company’s executive compensation structure is commensurate with the executive officers’ responsibilities as well as appropriately competitive, prepared a pay and performance comparison for our CEO, provided input on our proxy and CD&A, assisted with the development of the 2013 share authorization proposal, provided an analysis of the historical performance of our peers, and provided input on topics to be included in the Committee’s annual calendar. Meridian also conduced a benchmark analysis of compensation for our non-employee directors. During 2013, the Company paid Meridian approximately $284,800 for these services.
The Role of Compensation Benchmarking and Peer Group Assessment
The Committee believes that reviewing market benchmark pay data is an important element in ensuring that the overall executive compensation program remains competitive. The Committee views market data as a starting point for making pay decisions, and does not rely on it rigidly; rather, it considers such other factors as overall Company performance, general business conditions and the goals of retaining and motivating leadership talent when determining pay.

In general, the Committee’s objective is to initially set target compensation levels at market median with an opportunity to earn above market awards when shareholders have received above market returns. However, the Committee recognizes that it may occasionally need to set and pay target compensation above this range depending on the circumstances (for example, to address specific individual hiring or retention issues). In determining the compensation components for each NEO for 2013, the Committee generally focused on market values at the size-adjusted median. It also subjectively considered other factors in its decision process including individual performance, Company performance, experience and incremental cost, as described below. Specific positioning against the market is described in the following paragraphs in greater detail for each component of pay.
Each year, the Committee reviews the appropriateness of our peer group. In 2012, the Committee reviewed and revised the benchmarking peer group utilized in the previous year to support pay decisions made for 2013. In view of the Company’s divestiture of Precision Tool Company in December 2011, which had most closely resembled Kennametal’s business activities, Kennametal, which had been included for the 2012 review, was excluded from the peer group for 2013 pay decisions. Similarly, due to its impending acquisition, Robbins & Meyers, which had been included for 2012, was also excluded from the 2013 pay analysis.
In August 2013, the Committee reviewed and revised the benchmarking peer group utilized in 2013 to support pay decisions to be made in early 2014. Due to being acquired, Gardner Denver, Kaydon Corporation, and Lufkin Industries were removed from the peer group. The Committee also removed Teleflex Inc., Winnebago Industries, and Thor from the peer group due to differences in industry segments and or pay practices. New companies added for the 2014 pay analysis include Barnes Group, Chart Industries, Colfax, Ducommun, Flowserve, SPX, Wabash National, and Woodward. The Company believes these changes more closely align the composition of the peer group to provide an appropriate point of comparison for pay decisions over the next year.
The peer group includes companies in the same or similar Global Industry Classification Standard categories as TriMas (Industrial Machinery), and that are roughly comparable to the Company in size (generally, their 2012 revenue ranged from one third of to three times TriMas’ 2012 revenue) which was $1,272.9 million. This group also includes companies against which TriMas competes for customers, market share and talent.
The following table identifies the companies in the Company’s peer group for 2012, 2013 and 2014:

COMPANY PEER	2012	2013	2014	COMPANY PEER	2012	2013	2014
Actuant Corporation	•	•	•	Greif, Inc.	•	•	•
AMETEK, Inc.	•	•	•	IDEX Corporation	•	•	•
Aptar Group Inc.	•	•	•	Kaydon Corporation	•	•
Barnes Group Inc.			•	Kennametal Inc.	•
Carlisle Companies Incorporated	•	•	•	Lufkin Industries, Inc.	•	•
Chart Industries, Inc.			•	Robbins & Myers, Inc.	•
Colfax Coporation			•	Roper Industries, Inc.	•	•	•
Crane Co.	•	•	•	Silgan Holdings Inc.	•	•	•
Donaldson Company, Inc.	•	•	•	SPX Corporation			•
Drew Industries Incorporated	•	•	•	Stoneridge, Inc.	•	•	•
Ducommun Incorporated			•	Teleflex Incorporated	•	•
EnPro Industries, Inc.	•	•	•	Thor Industries, Inc.	•	•
Flowserve Corporation			•	TransDigm Group Incorporated	•	•	•
Gardner Denver, Inc.	•	•		Wabash National Corporation			•
GenCorp Inc.	•	•	•	Woodward, Inc.			•
Graco Inc.	•	•	•	Winnebago Industries, Inc.	•	•

Pay for Performance
A large percentage of each NEO’s target total direct compensation is variable, consisting of short-term incentive awards and long-term equity incentive awards. The actual amounts realized from the incentive awards depend on performance results, consistent with our belief that a substantial percentage of each NEO’s compensation should be tied to the performance of the Company. The mix of target compensation for 2013 for our CEO and the average for the other NEOs are as follows:
Analysis of Key 2013 Compensation Components and Decisions
Description of the material elements of the Company’s 2013 executive compensation program, the purpose for each and decisions made regarding each element are provided in the following paragraphs.
Base Salary
Base salaries for the Company’s NEOs are established based on the scope of their responsibilities, prior relevant experience and skills, and competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the size-adjusted median salaries for executives in comparable positions at the peer companies. We believe that providing competitive salaries is key to our ability to successfully attract and retain talented executives.
Each year, the Committee considers whether to grant merit increases and/or market-based adjustments to TriMas’ NEOs. In so doing, it considers several factors such as individual responsibilities, Company and individual performance, experience and alignment with market levels.
Based on the foregoing considerations, the Committee approved the following salary adjustments for 2013 for our NEOs:

NEO	Base Salary as of January 1, 2013	Base Salary Rate effective July 1, 2013	% Increase
CEO	$700,000	$721,000	3.0%
CFO	430,500	460,700	7.0%
General Counsel	392,500	392,500	—%
President - Packaging Systems(1)	454,800	454,800	—%
President - Cequent Performance Products	326,000	335,800	3.0%

(1) Salary level includes a supplemental allowance of $33,000 paid in lieu of life insurance formerly provided. The $33,000 supplemental allowance is not included when comparing base salary to market median, nor is it included when calculating base salary increases.

The CEO, CFO and President - Cequent Performance Products each received increases in base pay to acknowledge their performance, and to improve the market competitiveness of their base salaries.

The Committee has also approved the following base salary adjustments to become effective June 30, 2014:

NEO	Base Salary as of June 30, 2014	% Increase
CEO	$742,700	3.0%
CFO	474,600	3.0%
General Counsel	400,400	2.0%
President - Packaging Systems(1)	454,800	—%
President - Cequent Performance Products	345,900	3.0%

(1) Salary level includes a supplemental allowance of $33,000 paid in lieu of life insurance formerly provided. The $33,000 supplemental allowance is not included when comparing base salary to market median, nor is it included when calculating base salary increases.

With respect to 2014, the CEO, CFO, General Counsel and President - Cequent Performance Products each received increases in base pay consistent with general market movement for the respective positions.

2013 Short-Term Incentive Compensation Plan
The goal of the Short-Term Incentive Compensation Plan (“STI”) is to support our overall business objectives by aligning corporate and business unit performance with the goals of shareholders and focusing attention on the key measures of success. The STI is designed to accomplish this goal by providing the opportunity for additional cash and stock-based rewards when pre-established performance goals are achieved. The STI also plays a key role in ensuring that our annual cash compensation opportunities remain competitive.
Target awards. Each of our NEOs has a target STI opportunity for the plan year that is expressed as a percentage of base salary. Target awards for 2013 are shown in the following chart:

NEO	Target STI Amount	Target Award as Percent of Salary
CEO	$811,200	112.5%
CFO	345,500	75.0%
General Counsel	235,500	60.0%
President - Packaging Systems	295,300	70.0%
President - Cequent Performance Products	167,900	50.0%

Depending on the performance results achieved, actual awards generally can vary as a percent of target from a threshold of 0% to a maximum of 220% for participants at the Company-wide level, and from 0% to 200% for business unit participants.
Consistent with the program design, all STI participants, including the NEOs, whose target awards exceed $20,000 receive 80% of any earned award in cash and the remaining 20% in the form of a restricted stock award that vests one year from the grant date, generally subject to continued employment. The number of shares awarded is based on the 20% award value divided by the closing share price on the date of the restricted stock grant. This program feature permits the STI to reward shorter-term performance and at the same time to encourage longer-term employee retention.
Performance Measures. The STI measures Company-wide financial performance indicators to determine short-term incentives earned by participants with Company-wide responsibilities. The CEO, CFO and General Counsel can earn STI awards based on achieving Company-wide performance goals. As each participant with business unit level responsibility is assessed based on metrics that evaluate solely the performance of the relevant business unit, the President - Packaging Systems and the President - Cequent Performance Products STI awards are based on the results achieved by Packaging Systems and Cequent Performance Products, respectively.

Each year, the Committee approves the specific performance metrics for that year’s program, and their relative weightings based on the importance of that measure to the Company for the fiscal year. If the designated target level for each performance metric is attained, the STI award will pay out at 100% for the metric. The threshold is the lowest level of payout below which no payment is made for that specific component. If performance for a metric is between the identified threshold and the maximum, the actual payout is determined based on the achievement of milestones within a matrix, with the distance between the milestones pre-determined depending on the respective metric.
Company-Wide Performance Measures. The following Company-wide performance metrics were selected for the 2013 STI for employees with Company-wide responsibility (our CEO, CFO and General Counsel):

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Sales/Profitability-40%. This metric provides for rewards based on our performance in two areas: (1) the Company’s consolidated recurring operating profit as a percent of net sales (operating margin), and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity. This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage both our revenues and costs throughout the business cycle.

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Earnings Per Share-40%. Earnings Per Share (“EPS”) is the diluted earnings per share, from continuing operations, as reported in the Company’s publicly filed reports, adjusted to exclude the after-tax impact of non-recurring charges (cash and non-cash) associated with items such as business restructuring, cost savings projects and asset impairments.

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Cash Flow-20%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash interest and cash taxes. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

The Committee changed the weighting of the metrics used in the Company-wide STI for 2013. The weightings for each of the Sales/Profitability and EPS metrics increased from 35% to 40%. To emphasize these other metrics, weighting for the Cash Flow metric was reduced to 20%. This change reflects a stronger focus on long-term growth and earnings expansion.

For 2013, the specific Company-wide performance goals were as follows:

Metric		Threshold	Target	Maximum	Weighting
Sales/Profitability	Performance Goal	$1,303.6 million in sales and 9.9% operating profit	$1,392.8 million in Sales and 10.9% operating profit	$1,490.3 million in Sales and 11.4% operating profit	40%
	Payout as % of Target	50%	100%	200%
EPS	Performance Goal	$1.95 earnings per share	$2.16 earnings per share	$2.37 earnings per share	40%
	Payout as % of Target	50%	100%	250%
Cash Flow	Performance Goal	$37.9 million cash flow	$50.5 million cash flow	$63.1 million cash flow	20%
	Payout as % of Target	70%	100%	200%
Packaging Systems Performance Measures. For 2013, the STI for the President - Packaging Systems was based on the following performance measures at the Packaging Systems level. This approach focuses the President - Packaging Systems on optimizing the performance of Packaging Systems rather than on overall Company-wide performance.

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Sales/Profitability-40%. This measure provides for rewards based on Packaging Systems’ performance in two areas: (1) recurring operating profit as a percent of net sales (operating margin) and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes, bonus expense and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity.

•
Cash Flow-30%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/ expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash, interest and cash taxes.

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Productivity-15%. This measure is based on the achieved gross total cost savings realized from approved business initiatives. Types of productivity projects include value added/value engineered, facility rationalization, vendor cost downs, outsourcing/insourcing, and moves to low cost countries. Productivity does not include volume-related improvements (for example, the natural leverage of fixed costs attributable to higher levels of production).

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% New Products/Product Growth-15%. The Percentage of New Products/Product Growth metric measures the percent of Packaging Systems sales that come from new products or markets. This measure is calculated by dividing the net sales for specifically identified new products or new markets by total net sales for the business. Each of the new products or new market projects is agreed upon as part of the annual business planning process at the outset of the year. This is a key measure of our ability to innovate and grow by expanding into new markets and/or developing new products.

For 2013, the specific performance goals for Packaging Systems were as follows:

Metric		Threshold	Target	Maximum	Weighting
Sales/Profitability	Performance Goal	$275.8 million in sales and 22.3% operating profit	$306.4 million in sales and 23.8% operating profit	$321.7 million in sales and 24.8% operating profit	40%
	Payout as % of Target	50%	100%	200%
Cash Flow	Performance Goal	$49.7 million cash flow	$62.1 million cash flow	$74.5 million cash flow	30%
	Payout as % of Target	70%	100%	200%
Productivity	Performance Goal	$4.8 million in productivity gains	$6.0 million in productivity gains	$8.4 million in productivity gains	15%
	Payout as % of Target	60%	100%	200%
% New Product/Product Growth(1)	Payout as % of Target	60%	100%	200%	15%
______________________________________

(1)
The Committee set the target for this metric at a level that requires Packaging Systems to successfully expand its product portfolio and geographic market base to contribute both to 2013 sales and profitability and provide a foundation for 2014 activity. Achievement at each milestone requires innovation and commercialization.

Cequent Performance Products Performance Measures. For 2013, the STI for the President - Cequent Performance Products was based on the following performance measures at the Cequent Performance Products level. This approach focuses the President - Cequent Performance Products on optimizing the performance of Cequent Performance Products rather than on overall Company-wide performance.

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Sales/Profitability-40%. This measure provides for rewards based on Cequent Performance Products performance in two areas: (1) recurring operating profit as a percent of net sales (operating margin) and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes, bonus expense and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity.

•
Cash Flow-30%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/ expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash, interest and cash taxes.

•
Productivity-15%. This measure is based on the achieved gross total cost savings realized from approved business initiatives. Types of productivity projects include value added/value engineered, facility rationalization, vendor cost downs, outsourcing/insourcing, and moves to low cost countries. Productivity does not include volume-related improvements (for example, the natural leverage of fixed costs attributable to higher levels of production).

•
% New Products/Product Growth-15%. The Percentage of New Products/Product Growth metric measures the percent of Packaging Systems sales that come from new products or markets. This measure is calculated by dividing the net sales for specifically identified new products or new markets by total net sales for the business. Each of the new products or new market projects is agreed upon as part of the annual business planning process at the outset of the year. This is a key measure of our ability to innovate and grow by expanding into new markets and/or developing new products.

For 2013, the specific performance goals for Cequent Performance Products were as follows:

Metric		Threshold	Target	Maximum	Weighting
Sales/Profitability	Performance Goal	$242.8 million in sales and 7.2% operating profit	$269.8 million in sales and 8.2% operating profit	$288.7 million in sales and 9.2% operating profit	40%
	Payout as % of Target	50%	100%	200%
Cash Flow	Performance Goal	$5.6 million cash flow	$6.9 million cash flow	$10.4 million cash flow	30%
	Payout as % of Target	70%	100%	200%
Productivity	Performance Goal	$4.6 million in productivity gains	$5.7 million in productivity gains	$9.1 million in productivity gains	15%
	Payout as % of Target	60%	100%	200%
% New Product/Product Growth(1)	Payout as % of Target	60%	100%	200%	15%
______________________________________

(1)
The Committee set the target for this metric at a level that requires Cequent Performance Products to successfully expand its product portfolio and geographic market base to contribute both to 2013 sales and profitability and provide a foundation for 2014 activity. Achievement at each milestone requires innovation and commercialization.

Award Determination and Payouts. In February of each year, the Committee determines the degree to which the STI goals for the prior year were achieved. For 2013, the results achieved for each Company-wide performance measure are indicated below.

Metric	Weight	Result Achieved	Payout Earned as a Percent of Total Target Award
Sales/Profitability	40%	below target	65%

Earnings per share	40%	below target	99%
Cash flow	20%	below target	93%
Total Target Award Payout			84.2%

Results for the President - Packaging Systems, whose STI award payout is determined at the Packaging Systems level, and results for the President - Cequent Performance Products, whose STI award payout is determined at the Cequent Performance Products level, are as follows:

Metric	Weight	Packaging Systems		Cequent Performance Products
		Result Achieved	Payout as % of Target	Result Achieved	Payout as % of Target
Sales/Profitability	40%	above target	145%	above target	172%
Cash Flow	30%	above target	200%	above target	125%
Productivity	15%	above target	200%	above target	200%
% New Products/Product Growth	15%	below target	80%	above target	200%
Total			160%		166.4%

The target and actual awards earned by our NEOs are listed in the following chart:

NEO	Target Award as Percent of Salary	Target STI Amounts	Actual Short-Term Incentive Award Earned	Short-Term Incentive Earned and Paid in Cash(1)	Short-Term Incentive Earned and Paid in Restricted Stock in March 2014 (1)
CEO	112.5%	$811,200	$683,030	$546,400	$136,606
CFO	75.0%	345,500	290,911	232,729	58,182
General Counsel	60.0%	235,500	198,291	158,633	39,658
President - Packaging Systems	70.0%	295,300	472,480	377,984	94,496
President - Cequent Performance Products	50.0%	167,900	279,385	223,508	55,877

(1) Amounts earned by the NEOs are paid 80% in cash, with the remaining 20% paid in restricted stock that vests on the one-year anniversary of the grant date.

2014 Short Term Incentive Compensation Plan - Program Highlights
For fiscal year 2014, the Committee did not make any changes from the previous year to the Corporate metrics or associated weightings.

For fiscal year 2014, the Committee approved changes to the business unit STI measures and weightings to increase focus on margin expansion. Specifically, the Committee added gross margin as an additional factor to the productivity metric and established the weighting for the new margin/profitability measure at 25%. The Committee reduced the cash flow and sales/profitability weightings to 25% and 35%, respectively.

All other key design features of the STI for 2014 remain unchanged. The NEO target awards for 2014, as a percent of base salary, are as follows:

NEO	Target STI Amount	Target STI as a percentage of salary
CEO	$835,600	112.5%
CFO	356,000	75.0%
General Counsel	240,300	60.0%
President - Packaging Systems	295,300	70.0%
President - Cequent Performance Products	173,000	50.0%

The Committee concluded that the NEOs’ STI target award percentages were appropriately aligned with market award levels and no adjustments were necessary for 2014.

Long-Term Incentive Program
Overview. The Company historically maintained three operational equity incentive plans, referred to as the Company’s 2002 Long-Term Equity Incentive Plan, the Company’s 2006 Long-Term Equity Incentive Plan and the Company’s 2011 Omnibus Incentive Compensation Plan (these last two plans, collectively, the “Equity Plans”). The 2002 plan expired in June 2012; although equity awards remain outstanding, no future equity awards will be granted under the 2002 plan. The Equity Plans allow for grants to employees, directors and consultants of incentive and nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units or performance-based awards.
Purpose. Our long-term equity program has been designed to reward the achievement of long-term business objectives that benefit our shareholders through stock price increases, thereby aligning the interests of our executives with those of our shareholders. The Company’s historical approach (prior to 2012) to granting long-term equity was to grant stock option awards that covered a three year period. Since the last award of options in 2009, the Company periodically has granted equity awards to select participants to recognize leadership and retention concerns.
Based on the Committee’s evaluation of the objectives to be achieved with a long-term incentive strategy, which included input from the Committee’s independent consultant and management, the Committee adopted a new long-term incentive program starting in 2012 that incorporates annual (rather than periodic) grants. The annual grant program includes both PSUs and service-based restricted stock awards (rather than being focused on stock options). These changes more closely align TriMas’ program with market trends and provide a more effective means of linking pay with achievement of our ongoing business strategy of maximizing Company performance to deliver value to our shareholders.

2013 Long-Term Incentive Awards. Awards made in 2013 are referred to here as the 2013 Long-Term Incentive (“2013 LTI”). Under the 2013 LTI, equity awards are granted to the Company’s NEOs and certain other eligible participants in order to promote the achievement of the Company’s strategic goals. The 2013 LTI award sizes as a percentage of each NEO’s base salary are as follows:

NEO	2013 LTI Award as a % of 2013 Base Salary
CEO	290%
CFO	175%
General Counsel	125%
President - Packaging Systems	75%
President - Cequent Performance Products	75%

In determining the total value of the long-term incentive award opportunity for each executive, the Committee reviewed market data, historical award values, share constraints, overall cost of the 2013 LTI award program and assessed the distribution of equity awards among the NEOs and other participants in the 2013 LTI program.
Awards under the 2013 LTI consist of PSUs and service-based restricted stock awards, which will be settled in shares, with each vehicle accounting for 50% of the overall long-term incentive target award value. The Committee believes that providing long-term incentive awards in the form of equity awards best achieves the long-term compensation objectives of the Company and aligns the executives’ interests with the interests of the Company’s shareholders. The balance between performance-based and time-based grants is in alignment with the development of the Company’s growth strategy, motivates management to strike the appropriate balance between short-term and long-term decision-making and aligns management’s long-term compensation closely with shareholder interests.

The approved target 2013 LTI grants for the 2013-2015 cycle for our NEOs are as follows:

Name	Service-Based Restricted Stock ($ Value)	PSUs ($ Value)
CEO	$1,045,450	$1,045,450
CFO	403,113	403,113
General Counsel	245,313	245,313
President - Packaging Systems	158,175	158,175
President - Cequent Performance Products	125,925	125,925

The dollar values listed in the above chart were converted into a number of units and shares based on the closing stock price on March 1, 2013.
The service-based restricted stock award vests in three equal installments on the first three anniversaries of the grant date of the award.
The PSU award can be earned based on the achievement of specific performance measures over a period of three calendar years, with the three-year cycle beginning on January 1, 2013 and ending on December 31, 2015. For the 2013-2015 cycle, the two performance measures are described below:

•	75% based on EPS cumulative average growth rate (“EPS CAGR”): Measured by EPS compounded annual growth rate for the three fiscal years in the cycle; and

•
25% based on cash generation: Cash generation refers to the Company’s cash flow for the three fiscal years in the cycle from operating activities less capital expenditures, as publicly reported by the Company, plus or minus special items that may occur from time-to-time, divided by the Company’s three-year income from continuing operations as publicly reported by the Company, plus or minus special items that may occur from time-to-time.

The actual number of PSUs earned will be determined based on performance achieved, with amounts that can vary from 30% of the target PSU award (assuming threshold performance) to a maximum of 250% of the target PSU award with respect to the EPS CAGR and from 30% of the target PSU award (assuming threshold performance) to a maximum of 200% of the target PSU award with respect to cash generation. If the threshold performance target is not achieved for the EPS CAGR or cash generation metric, respectively, no award is earned. The performance goals for the PSU awards were established at the beginning of the three-year cycle. The PSU award vests on a “cliff” basis after the end of the three-year performance period. For example, based on the degree to which the performance goals are met, any PSUs earned for the 2013-2015 cycle will vest in 2016.

Transitional LTI: The Committee recognized in 2012 that changes in timing and format of the long-term incentive program both impact the competitiveness of participants’ pay, and also expose the Company to retention concerns. To address these competitiveness and retention concerns, the 2012 long-term incentive equity grants included both an annual grant as well as a one-time transition grant to assist with the LTI program transition from periodic to annual grants.
The Transitional LTI awards made to the NEOs and other eligible participants consisted of performance-based grants and were allocated 60% to 2012 performance with the remaining 40% to be earned based on cumulative performance for 2012 and 2013. Any awards earned were to be settled in shares.

The target Transitional LTI grants and performance measures based on cumulative 2012 and 2013 performance for our NEOs were as follows:

Transitional LTI Target Award in Grant Date $ Value
Name	2012-2013 EPS CAGR
CEO	$467,600
CFO	191,700
General Counsel	146,400
President - Packaging Systems	68,400
President - Cequent Performance Products	52,900

The amounts listed in the above chart were converted to a number of units based on the closing stock price on March 1, 2012.
For both portions of the Transitional LTI awards, any PSUs earned were based solely on the degree to which the predetermined performance goals were met, with amounts that varied from 30% of the target PSU award (assuming threshold performance) to a maximum of 250% of the target PSU award. If the threshold performance target for each period was not met, no awards would be earned.
For the TransitionaL LTI based on 2012 EPS growth, EPS performance against the target resulted in an award of 175% of the target PSU award for the NEOs and other eligible participants.
For the Transitional LTI based on 2012-2013 EPS CAGR, performance against the target resulted in an award of 125% of the target PSU award for the NEOs and other eligible participants.

2014 Long-Term Incentive Awards
Under the 2014 Long-Term Incentive Award Program (“2014 LTI”), equity awards are granted to the Company’s NEOs and certain other eligible participants in order to promote the achievement of the Company’s strategic goals. The 2014 LTI award sizes as a percentage of each NEO’s base salary are as follows:

NEO	2014 LTI Award as a % of June 30, 2014 Base Salary
CEO	325%
CFO	175%
General Counsel	130%
President - Packaging Systems	75%
President - Cequent Performance Products	85%

In determining the total value of the 2014 LTI award opportunity for each executive, the Committee reviewed survey data provided by Meridian regarding competitive award levels and considered each participant’s total compensation targets and level of responsibility within the organization.
Awards under the 2014 LTI consist of PSUs and service-based restricted stock, which will be settled in shares, with each vehicle accounting for 50% of the overall 2014 LTI target award value.

The approved target 2014 LTI grants for the 2014-2016 cycle for our NEOs are as follows:

Name	Service-Based Restricted Stock ($ Value)	PSUs ($ Value)
CEO	$1,206,900	$1,206,900
CFO	415,300	415,300
General Counsel	260,300	260,300
President - Packaging Systems	158,200	158,200
President - Cequent Performance Products	147,100	147,100

The dollar values listed in the above chart were converted into a number of units based on the closing stock price on March 5, 2014.
As with the 2013 LTI, the 2014 service-based restricted stock award will vest in three equal installments on the first three anniversaries of the grant date of the award.
The 2014 PSU award can be earned based on the achievement of specific performance measures over a period of three calendar years.  For the 2014-2016 cycle (began on January 1, 2014 and ends on December 31, 2016), 75% of the award is allocated to EPS CAGR rate and 25% of the award is allocated to a three year average return on invested capital.  Based on the degree to which the performance goals are met, any PSUs earned for the 2014-2016 cycle will vest in 2017.
Discretionary Bonuses
On February 20, 2013, in recognition of their leadership and roles within the Company, the Committee awarded a discretionary cash bonus to the CEO, CFO and General Counsel in the amount of $165,000, $ 70,000 and $45,000, respectively.
Benefits and Retirement Programs
Consistent with our overall philosophy, the NEOs are eligible to participate in benefit plans that are available to substantially all the Company’s U.S. employees. These programs include participation in the Company’s retirement program (comprised of a 401(k) savings component and a quarterly contribution component), and in our medical, dental, vision, group life and accidental death and dismemberment insurance programs. These retirement benefits are designed to reward continued employment with the Company and assist participants with financial preparation for retirement.
The Company makes matching contributions for active participants in the 401(k) savings component equal to 25% of the participants’ permitted contributions, up to a maximum of 5% of the participant’s eligible compensation. In addition, for most employees the Company may contribute up to an additional 25% of matching contributions based on the Company’s annual financial performance.
Under the terms of the Company’s quarterly contribution component of its retirement program, the Company contributes to the employee’s plan account an amount determined as a percentage of the employee’s base pay upon an employee’s eligibility following one year of employment. The percentage is based on the employee’s age and for salaried employees ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 and over. For 2013, Mr. Wathen received 4.5%, Mr. Zeffiro received 4.0%, Mr. Sherbin received 4.5%, Mr. Benson received 4.5% and Mr. Brooks received 7.0% due to a supplemental legacy benefit.
Executive Retirement Program
The Company’s executive retirement program provides senior managers with retirement benefits in addition to those provided under the Company’s qualified retirement plans. The Company offers these additional programs to enhance total executive pay so that it remains competitive in the market. Effective January 9, 2013 the Company began funding a Rabbi Trust for our obligations under this program. Trust assets are subject to the claims of the Company’s creditors in the event of bankruptcy.

Under the Supplemental Executive Retirement Plan (“SERP”), the Company makes a contribution to each participant’s account at the end of each quarter with the amount determined as a fixed percentage of the employee’s eligible compensation. The percentage is based on the employee’s age on the date of original participation in the plan (6.0% for Messrs. Brooks and Wathen, 4.0% for Messrs. Sherbin, and Zeffiro). Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company’s contributions occurs upon attainment of retirement age or death.
The Compensation Limit Restoration Plan (“CLRP”) provides benefits to senior managers in the form of Company contributions which would have been payable under the quarterly contribution component of the Company’s tax-qualified retirement plan, but for tax code limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under this plan. Company contributions under the CLRP vary as a percent of eligible compensation based on the employee’s age.
The executive retirement program also provides for an elective deferral compensation feature to supplement the existing executive retirement program. Employees eligible to receive SERP contributions may elect to defer up to 25% of base pay and up to 100% of bonus. This plan design component is intended to encourage the continued employment and diligent service of plan participants.
TriMas Corporation Benefit Restoration Pension Plan
Mr. Brooks participates in the TriMas Corporation Benefit Restoration Plan (“Benefit Restoration Plan”), which is an unfunded non-qualified retirement plan. The Benefit Restoration Plan provides for benefits that were not able to be provided to certain executives in the Metaldyne Pension Plan (a plan adopted by the Company’s predecessor) because of tax code limits on compensation that may be considered in a qualified plan. The TriMas Corporation Benefit Restoration Plan was frozen as of December 31, 2002.
Under the frozen Benefit Restoration Plan, which consists of a pension and a profit sharing component, Mr. Brooks is eligible to receive a retirement benefit in addition to those provided under the Company’s other plans. Upon termination on or after age 55, Mr. Brooks is entitled to receive a specified pension benefit annually, the age 65 present value of which is reflected in the “Executive Retirement Program” table.
Perquisites
The Company maintains a Flexible Cash Allowance Policy. Under this program, certain executives receive a quarterly cash allowance in lieu of other Company-provided perquisites including supplemental universal life insurance, automobile allowance, private club membership, and tax reimbursements. Eligibility for the cash allowances, and the amounts, are periodically reviewed by the Committee.
For the fiscal year 2013, the NEOs received the following cash allowances:

•	CEO; CFO; General Counsel; President, Packaging Systems - $55,000
•President - Cequent Performance Products - $25,000
The same cash allowance levels will remain in place in 2014 for participating executives, including the NEOs. The Company continues to make executive physical examinations available to its officers. Finally, under certain circumstances, NEOs may utilize our corporate owned or leased aircraft for personal use (including spousal use). See footnote six to the 2013 Summary Compensation table below for more information about our NEOs who utilized this perquisite in 2013.
Change-of-Control and Severance-Based Compensation
The NEOs are covered by the Company’s Severance Policy, the operation of which is described in further detail below under “Post-Employment Compensation.” In general, the Severance Policy provides that the Company will make severance payments to a covered executive if his or her employment is terminated under certain qualifying circumstances. It is important to note that not only does the Severance Policy not provide for any excise tax gross-ups, but it provides for payments otherwise due upon a Change-of-Control to be reduced to ensure that none are subject to the excise tax. The Severance Policy provides important financial protection to the Company’s executive officers in exchange for non-compete and non-solicit covenants for the duration of an executive’s employment and a period following termination, and a requirement than an executive execute a release of claims in favor of the Company in order to receive any benefits under the Severance Policy. The Committee believes that offering this program is consistent with market practices, assures the

Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.
The Compensation Committee periodically reviews the Severance Policy to evaluate both its effectiveness and competitiveness and to determine the value of potential payments. In August 2013, the Compensation Committee approved, and the Company adopted, a revised Severance Policy for the Company’s executives. The updated Severance Policy reflects market practices, improved readability, consistency across the Company’s compensation arrangements, and a formalized severance policy for a broader group of the Company’s executives.
Risk Mitigation in our Compensation Practices
The Committee focuses on risk mitigation in the design and implementation of the Company’s compensation practices. The Committee seeks to properly balance pay for performance as driving executive compensation, as maximizing shareholder value and mitigation of business risks. A number of the risk mitigation strategies are detailed below:

COMPENSATION PRACTICE	RISK MITIGATION FACTORS

Short-Term Incentive Compensation
Multiple Performance Metrics. The short-term incentive plan uses multiple performance measures that encourage NEOs to focus on the overall strength of the business rather than a single financial measure.

Award Cap. Short-term incentive awards payable to any individual are capped.

Clawback Provision. The Company’s clawback policy allows the Company to recapture short-term incentive awards from current and former employees in certain situations, including restatement of financial results.

Management Processes. Board and management processes are in place to oversee risk associated with the short-term incentive plan, including, but not limited to, monthly and quarterly business performance reviews by management and regular business performance reviews by the Board, Audit Committee and the Company’s internal management disclosure committee.

Long-Term Incentive Compensation
Stock Ownership Guidelines. The Company has stock ownership requirements consistent with market norms for certain executives, including NEOs.

Multiple Performance Metrics. The long-term incentive plan uses multiple performance measures that encourage NEOs to focus on the overall strength of the business rather than a single financial measure.

Award Cap. Long-term incentive awards payable to any individual are capped.

Retention of Shares. With respect to any certain executive, including NEOs, who has not met the ownership guidelines within the required period, the Committee may require the executive to retain all shares necessary to satisfy the guidelines, less an amount that may be relinquished for the exercise price and taxes.

Anti-Hedging/Anti-Pledging Policy. The Company’s anti-hedging policy prohibits the Board of Directors, and the Company’s executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. The policy also prohibits pledging Common Stock as collateral and engaging in short sales related to the Common Stock.

Clawback Provision. The Company’s clawback policy permits the Committee to recoup or rescind equity awards to executives, including NEOs, under the long-term incentive plan under certain situations, including restatement of financial results.

Accounting and Tax Effects
The impact of accounting treatment is considered in developing and implementing the Company’s compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company’s executives.
The impact of federal tax laws on the Company’s compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Code. Most of the Company’s compensation programs may be designed to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of the Company’s compensation programs may be intended to qualify for deductibility.
The Committee’s award of short- and long-term incentives may require achievement of threshold performance metrics. When included, such metrics are based on a performance goal that was approved by our shareholders under the 2011 Omnibus Incentive Compensation Plan, which governs the incentive awards, and is designed to allow us to comply with the “performance-based compensation” exception contained in Section 162(m) of the Internal Revenue Code. The actual amount to be paid to an NEO in respect to such an incentive award would be determined in accordance with the negative discretion of the Committee, based on its assessment of overall performance results. Although the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.
Likewise, the impact of Section 409A of the Code is taken into account, and the Company’s executive plans and programs are designed to comply with, or be exempt from, the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.
Stock Ownership Guidelines for Executives
To further align the interests of executives with those of shareholders, the Committee adopted stock ownership guidelines for certain executives, including the NEOs. The guidelines are expressed as a multiple of base salary, as set forth below:

CEO	5x
CFO; General Counsel	3x
Other executives, as determined by the Committee (including the President - Packaging Systems and President - Cequent Performance Products)	2x

As executives have five years to meet these ownership guidelines from the time of adoption by the Committee, the Committee will not evaluate compliance until December 31, 2014. New executives designated as participants will have five years from the time they are named to a qualifying position to meet the ownership guidelines. Adherence to these guidelines will be evaluated each year on the last trading day of the year, using the executive’s base salary and the value of the executive’s holdings and stock price on such day. Once an executive attains the required ownership level, the executive will not be considered noncompliant solely due to subsequent stock price declines.

The following equity holdings count towards satisfaction of the guidelines:

•	Shares owned (or beneficially owned) by the executive, including shares acquired upon exercise of stock options or acquired through any Company employee benefit plans;

•	Time-vesting restricted stock or restricted stock units, whether vested or not; and

•	Vested, in-the-money stock options.
Prior to attaining sufficient shares to satisfy the guidelines, an executive must hold at least 50% of the shares acquired by him or her upon the:

•	Vesting of restricted stock;

•	Exercise of a stock option;

•	Exercise of a stock appreciation right;

•	Payout of a restricted stock unit in shares; and

•	Payout (in shares) of any other equity award.
in each case reduced first by:

•	any shares of Common Stock retained by the Company to satisfy any portion of tax withholding requirements attributable to such events;

•	any shares of Common Stock tendered by the executive to pay any portion of the exercise price of a stock option; and

•
if any portion of the taxes due in connection with such events or the exercise price of options are satisfied by the executive remitting cash to the Company or applicable taxing authority or by the Company withholding amounts from the executive’s compensation or payments otherwise due, the number of shares of Common Stock having a fair market value equal to the amount so remitted or withheld based on the closing price of the Common Stock on the vesting or exercise date, as applicable.

The Committee has the discretion to consider non-compliance with the guidelines in determining whether or the extent to which future equity awards should be granted and may require all stock attained through Company grants be retained until the guidelines are satisfied.
Anti-Hedging/Anti-Pledging and Short Sale Policies
The Company’s anti-hedging policy prohibits directors and certain of the Company’s executives, including the NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. The policy also prohibits pledging Common Stock as collateral and engaging in short sales related to the Common Stock.
Recoupment Policy
In 2009, the Committee implemented a recoupment (or clawback) policy subjecting incentive compensation and grants under the Equity Plans to executive officers and business unit presidents to potential recoupment. The Board has the authority to trigger recoupment in the event of a material financial restatement or manipulation of a financial measure on which compensation is based where the employee’s intentional misconduct contributed to the restatement or manipulation and, but for such misconduct, a lesser amount of compensation would have been paid. The Committee will reevaluate and, if necessary, revise the Company’s recoupment policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the recoupment requirements have been finalized by the SEC.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of TriMas Corporation has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the 2014 Proxy Statement and in the Annual Report on Form 10-K of TriMas Corporation filed for the fiscal year ended December 31, 2013.

Compensation Committee of the Board of Directors Eugene A. Miller, Chair Marshall A. Cohen Richard M. Gabrys Nancy S. Gougarty Nick L. Stanage Daniel P. Tredwell Samuel Valenti III

2013 Summary Compensation Table

The following table summarizes the total compensation paid to or earned by the NEOs in 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($) (6)	Total ($)
David M. Wathen, CEO	2013	710,500	165,000	2,227,600	546,400	—	151,900	3,801,400
(principal executive officer)	2012	700,000	—	2,710,800	567,400	—	113,600	4,091,800
	2011	695,900	—	1,353,500	1,166,200	—	134,000	3,349,600

A. Mark Zeffiro, CFO	2013	445,600	70,000	864,400	232,700	—	105,900	1,718,600
(principal financial officer)	2012	420,400	—	1,111,400	232,500	—	86,000	1,850,300
	2011	405,000	—	491,700	441,000	—	92,200	1,429,900

Thomas M. Benson, President,	2013	330,900	—	307,700	223,500	—	45,800	907,900
Cequent Performance Products	2012	321,400	—	347,300	226,400	—	45,600	940,700
	2011	312,200	—	32,500	129,900	—	45,000	519,600

Lynn A. Brooks, President,	2013	454,800	—	410,900	378,000	(12,900)	178,700	1,409,500
Packaging Systems	2012	448,800	—	456,400	322,500	28,100	121,500	1,377,300
	2011	436,500	—	43,100	172,200	31,500	119,900	803,200

Joshua A. Sherbin	2013	392,500	45,000	530,300	158,600	—	93,400	1,219,800
General Counsel	2012	386,800	—	839,400	141,300	—	91,900	1,459,400
	2011	375,600	—	282,800	282,700	—	90,900	1,032,000
______________________________________

(1)
On February 20, 2013, in recognition of their leadership and roles within the Company, the Committee awarded a discretionary cash bonus to the CEO, CFO and General Counsel in the amount of $165,000, $70,000 and $45,000, respectively.

(2)
All awards in this column relate to restricted stock granted under the 2002 Long Term Equity Incentive Plan, the 2006 Long Term Equity Incentive Plan and the 2011 Omnibus Incentive Compensation Plan that are calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” This column includes compensation for performance share units based on the targeted attainment levels, which represents the probable outcome of the performance condition on the date of grant. Included in this amount is the full value of the 20% of 2013 STI amounts earned and required to be paid in restricted stock 2013, with the number of shares determined based on the Company’s closing stock price as of March 1 of the following year. See the “Grants of Plan-Based Awards in 2013” table.

(3)
On March 1, 2013, each NEO received time-based restricted stock awards which vest ratably over a three year period. In addition, each NEO received performance-based awards which cliff-vest after three years and are subject to a targeted earnings per share growth rate and cumulative cash flow generated over the performance period. Target fair values for each of the time-based and performance-based awards was $1,045,500 for Mr. Wathen, $403,100 for Mr. Zeffiro, $125,900 for Mr. Benson, $158,200 for Mr. Brooks and $245,300 for Mr. Sherbin. Attainment of the performance-based awards can vary from zero percent if the lowest milestone is not attained to a maximum of 237.5% of target award.

(4)
STI payments are made in the year subsequent to which they were earned. Amounts earned under the 2013 STI were approved by the Committee on February 14, 2014. Amount consists of the portion of the award paid in cash. For additional information about STI awards, please refer to the “Grants of Plan-Based Awards in 2013” table.

(5)	The benefits of the TriMas Benefit Restoration Plan were frozen as of December 31, 2002. Therefore, the above amounts represent only the change in actuarial present value of that frozen benefit.

(6)
In 2013, includes perquisite allowance, Company contributions to retirement and 401(k) plans, personal use of corporate aircraft and value conveyed for Company awards. Specifically, in 2013, Messrs. Wathen, Zeffiro, Brooks and Sherbin, each received a perquisite allowance of $55,000, and Mr. Benson received a perquisite allowance of $25,000. Company contributions during 2013 into the retirement and 401(k) plans were $80,000 for Mr. Wathen, $41,000 for Mr. Zeffiro, $20,800 for Mr. Benson, $67,400 for Mr. Brooks and $38,400 for Mr. Sherbin. See “-Compensation Components-Benefit and Retirement Programs.” In addition, under certain circumstances, NEOs may utilize our corporate owned or leased aircraft for personal use (including spousal use). In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. Incremental cost is estimated based on the variable costs to the Company, including fuel costs, mileage, certain maintenance, on-board catering, landing/ramp fees and certain other miscellaneous costs. Fixed costs that do not change based on usage, such as pilot salaries and depreciation of aircraft, are excluded. For income tax purposes, the amounts included in NEO income are calculated based on the standard industry fare level valuation method. No tax gross-ups are provided for this imputed income. Mr. Brooks incurred approximately $55,300 of personal use of Company aircraft during 2013. Where such use is included in the NEO’s spouse accompanying him, the Company has determined that there was no incremental cost for the spouse’s presence on such flights.

Grants of Plan-Based Awards in 2013
The following table provides information about the awards granted to the NEOs in 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Closing Price on Grant Date ($/share)
David M. Wathen	STI(1)		113,600	811,200	1,784,600	—	—	—	—	—	—
	Restricted Stock(2)	3/1/2013	—	—	—	—	—	—	4,890	29.01	141,900
	Restricted Stock(3)	3/1/2013	—	—	—	—	—	—	36,040	29.01	1,045,500
	Performance Stock Unit(4)	3/1/2013	—	—	—	2,703	36,040	85,595	—	29.01	1,045,500

A. Mark Zeffiro	STI(1)		48,400	345,500	760,100	—	—	—	—	—	—
	Restricted Stock(2)	3/1/2013	—	—	—	—	—	—	2,004	29.01	58,100
	Restricted Stock(3)	3/1/2013	—	—	—	—	—	—	13,896	29.01	403,100
	Performance Stock Unit(4)	3/1/2013	—	—	—	1,043	13,896	33,003	—	29.01	403,100

Thomas M. Benson	STI(1)		15,100	167,900	335,800	—	—	—	—	—	—
	Restricted Stock(2)	3/1/2013	—	—	—	—	—	—	1,951	29.01	56,600
	Restricted Stock(3)	3/1/2013	—	—	—	—	—	—	4,340	29.01	125,900
	Performance Stock Unit(4)	3/1/2013	—	—	—	326	4,340	10,308	—	29.01	125,900

Lynn A. Brooks	STI(1)		26,600	295,300	590,600	—	—	—	—	—	—
	Restricted Stock(2)	3/1/2013	—	—	—	—	—	—	2,779	29.01	80,600
	Restricted Stock(3)	3/1/2013	—	—	—	—	—	—	5,454	29.01	158,200
	Performance Stock Unit(4)	3/1/2013	—	—	—	410	5,454	12,954	—	29.01	158,200

Joshua A. Sherbin	STI(1)		33,000	235,500	518,100	—	—	—
	Restricted Stock(2)	3/1/2013	—	—	—	—	—	—	1,218	29.01	35,300
	Restricted Stock(3)	3/1/2013	—	—	—	—	—	—	8,456	29.01	245,300
	Performance Stock Unit(4)	3/1/2013	—	—	—	635	8,456	20,083	—	29.01	245,300
_________________________________

(1)
The amounts above in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column are based on awards pursuant to the STI for each NEO with respect to 2013. While each NEO is required to receive 20% of his award in restricted stock, which vests on the first anniversary of the payment of the cash portion, the above figures include 100% of the threshold, target and maximum awards pursuant to the STI. Upon approval of the total STI award by the Committee, 80% of the award value would be paid in cash while 20% would be awarded in restricted stock based on the Company’s then current stock price. The threshold payout is based on the smallest percentage payout of the smallest metric in the NEO’s composite target incentive and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is equal to maximum attainment for each metric.

(2)
On March 1, 2013, each NEO received a restricted stock award under the 2011 Omnibus Incentive Compensation Plan related to the 20% of their 2012 STI award that was required to be received in restricted stock. The number of shares was determined based on the Company’s closing stock price as of the grant date. The shares vest one year from date of grant. The grant date fair value of these shares was included in the Stock Awards column for 2012 of the 2012 Summary Compensation Table, as the value was based on 2012 Company performance.

(3)	On March 1, 2013, each NEO received time-based restricted stock awards under the 2011 Omnibus Incentive Compensation Plan which vest ratably over a three year period.

(4)
On March 1, 2013, each NEO received performance-based awards under the 2011 Omnibus Incentive Compensation Plan which cliff-vest after three years and are subject to a targeted earnings per share growth rate (75% of value) and cumulative cash flow generated (25% of value) over the performance period. Attainment of these awards can vary from 7.5% if the lowest milestone is attained to a maximum of 237.5% of the target award.

For a detailed description of the programs underlying the awards detailed in the Grants of Plan-Based Awards in 2013 table, please refer to the “Compensation Components” section of the CD&A.

Outstanding Equity Awards at Fiscal Year End for 2013

The following table summarizes the outstanding equity awards to the NEOs as of December 31, 2013:

		Option Awards				Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not Vested $(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(2)	Equity Incentive Plan Awards: Market Value or Payout of Shares, Units or Other Rights that have not Vested $(3)
David M. Wathen	1/13/09	66,667	—	1.38	1/12/2019	—	—	—	—
	1/21/11 (4)	—	—	—	—	8,334	332,400	—	—
	2/24/11 (5)	—	—	—	—	10,500	418,800	—	—
	2/24/11 (5)	—	—	—	—	5,250	209,400	—	—
	2/24/11 (5)	—	—	—	—	5,250	209,400	—	—
	3/1/12 (6)	—	—	—	—	19,182	765,200	28,772	1,147,700
	3/1/12 (7)	—	—	—	—	—	—	19,220	766,700
	3/1/13 (8)	—	—	—	—	4,890	195,100	—	—
	3/1/13 (9)	—	—	—	—	36,040	1,437,600	36,040	1,437,600

A. Mark Zeffiro	2/24/11 (5)	—	—	—	—	5,250	209,400	—	—
	2/24/11 (5)	—	—	—	—	2,625	104,700	—	—
	2/24/11 (5)	—	—	—	—	2,625	104,700	—	—
	3/1/12 (6)	—	—	—	—	7,865	313,700	11,797	470,600
	3/1/12 (7)	—	—	—	—	—	—	7,880	314,300
	3/1/13 (8)	—	—	—	—	2,004	79,900	—	—
	3/1/13 (9)	—	—	—	—	13,896	554,300	13,896	554,300

Thomas M. Benson	3/9/09	12,500	—	1.01	3/8/2019	—	—	—	—
	3/1/12 (6)	—	—	—	—	2,171	86,600	3,256	129,900
	3/1/12 (7)	—	—	—	—	—	—	2,175	86,800
	3/1/13 (8)	—	—	—	—	1,951	77,800	—	—
	3/1/13 (9)	—	—	—	—	4,340	173,100	4,340	173,100

Lynn A. Brooks	3/9/09	22,333	—	1.01	3/8/2019	—	—	—	—
	3/1/12 (6)	—	—	—	—	2,806	111,900	4,209	167,900
	3/1/12 (7)	—	—	—	—	—	—	2,812	112,200
	3/1/13 (8)	—	—	—	—	2,779	110,900	—	—
	3/1/13 (9)	—	—	—	—	5,454	217,600	5,454	217,600

Joshua A. Sherbin	2/24/11 (5)	—	—	—	—	2,920	116,500	—	—
	2/24/11 (5)	—	—	—	—	1,460	58,200	—	—
	2/24/11 (5)	—	—	—	—	1,460	58,200	—	—
	3/1/12 (6)	—	—	—	—	6,004	239,500	9,006	359,200
	3/1/12 (7)	—	—	—	—	—	—	6,018	240,100
	3/1/13 (8)	—	—	—	—	1,218	48,600	—	—
	3/1/13 (9)	—	—	—	—	8,456	337,300	8,456	337,300
________________________________________

(1)	Stock options that have been granted under the 2006 and 2002 Long Term Equity Incentive Plans vested over a period of three to seven years. All stock options are currently vested.

(2)	All awards in this column relate to restricted stock and performance share unit grants awarded under the 2006 Long Term Equity Incentive Plan and the 2011 Omnibus Incentive Compensation Plan.

(3)	The market value is based on the stock price as of December 31, 2013 ($39.89) multiplied by the number of share or unit awards granted.

(4)	Original award vests ratably over three years from grant date.

(5)
Awards earned during 2013, vesting 50% upon performance criteria being attained during 2013, with remaining 50% of awards vesting half on the one and two-year anniversaries of the performance criteria attainment date.

(6)
Each NEO received a restricted stock and a performance share unit award as a part of the Company’s 2013 LTI awards. Restricted stock vests ratably over a three year period while the performance share units cliff vest after three years and are subject to a targeted earnings per share and cumulative cash flow levels being attained.

(7)
Award relates to a performance-based Transitional award, 60% of which vested on the one-year grant date anniversary and 40% vests on the second anniversary of the grant date. Attainment is based on reaching targeted levels of earnings per share.

(8)
On March 1, 2013, each NEO received a restricted stock award related to the 20% of their 2012 STI award that was required to be received in restricted stock. The number of shares was determined based on the Company's closing stock price as of the grant date. The shares vest one year from date of the grant.

(9)
On March 1, 2013, each NEO received a restricted stock and a performance share unit award as a part of the Company’s 2013 LTI awards. See the “Grants of Plan-Based Awards in 2013” table for details on the grants, including vesting terms.

Option Exercises and Stock Vested in 2013
The following table provides information on stock options and restricted stock awards that vested in 2013 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David M. Wathen	—	—	118,026	3,719,500
A. Mark Zeffiro	—	—	72,501	2,182,400
Thomas M. Benson	33,330	274,000	8,132	235,900
Lynn A. Brooks	—	—	10,555	306,200
Joshua A. Sherbin	55,000	382,300	52,176	1,556,700
________________________________________

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Common Stock at the time of exercise.

(2)
Calculated by multiplying the number of shares acquired times the closing price of Common Stock on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

Pension Benefits for 2013
The following table summarizes the actuarial present values for the participating NEOs under the Company’s Benefit Restoration Plan in 2013.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)
David M. Wathen	N/A	—	$—
A. Mark Zeffiro	N/A	—	—
Thomas M. Benson	N/A	—	—
Lynn A. Brooks	TriMas Benefit Restoration Plan	34	230,500
Joshua A. Sherbin	N/A	—	—
________________________________________

(1)
The Benefits of the TriMas Benefits Restoration Pension Plan were frozen as of December 31, 2002. Any changes in the present value of the accumulated benefits represent only changes in actuarial assumptions used in calculating the present value of those benefits.

2013 Non-Qualified Deferred Compensation Table
The following table summarizes the activity in the nonqualified retirement plans for the NEOs in 2013:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
David M. Wathen	—	62,500	28,700	—	299,400
A. Mark Zeffiro	—	24,800	18,100	—	130,400
Thomas M. Benson	—	3,200	3,800	—	21,500
Lynn A. Brooks	119,100	41,300	123,200	—	825,700
Joshua A. Sherbin	—	21,300	42,100	—	219,300
________________________________________

(1)	This contribution is included in the “Salary” column in the 2013 Summary Compensation Table.

(2)
Represents the Company’s contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled “All Other Compensation” in the 2013 Summary Compensation Table.

(3)	None of these amounts are reported in the 2013 Summary Compensation Table.

Contributions to the Executive Retirement Program are invested in accordance with each NEO’s directive based on the investment options in the Company’s retirement program. Investment directives can be amended by the participant at any time.

Post-Employment Compensation
The Company maintains the revised Severance Policy, approved by the Committee in August 2013. The Severance Policy applies to the Company’s executives identified by the Committee, including the NEOs. Each participant is designated by the Compensation Committee as either a Tier I, Tier II, or Tier III participant upon becoming eligible for the Severance Policy. The Severance Policy provides that the Company will make severance payments to an executive if his or her employment is terminated under certain circumstances. The Severance Policy includes an excise tax “cap” provision, which reduces the total amount of payments due under the Severance Policy so as to avoid the imposition of excise taxes and the resulting loss of tax deductions to the Company under Section 280G of the Internal Revenue Code.
If the Company terminates the employment of the CEO (Tier I participant) for any reason other than for cause, disability, or death (cause and disability as defined in the Severance Policy), or if he terminates his employment for good reason (as defined in the Severance Policy), the Company will provide him with two years’ annual base salary, STI payments equal to two year’s payout at his target level in effect on the date of termination (generally paid in equal installments over two years), accrued but unpaid base salary and unused vacation, any STI payment that has been declared for him but not paid, his pro-rated STI for the year of termination through the date of termination based on his target level and actual full-year performance, immediate vesting upon the termination date of certain time-based vesting equity awards under the 2002 and 2006 Long-Term Equity Plans and a pro rata portion of time-based vesting equity awards granted on or after March 2, 2013 (and certain performance equity awards based on actual performance) under all equity plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 24 months following the termination date. The CEO’s termination based compensation is higher than that of other executive officers in the interest of keeping with the Company policy of compensating executive officers at levels that correspond with their levels of responsibility.
If the Company terminates the employment of any other participating NEO (excluding CEO) for any reason other than cause, disability, or death, or if the executive terminates his or her employment for good reason, the Company will provide the executive with one year’s annual base salary, STI payments equal to one year’s payout at his or her target level in effect on the date of termination (generally paid in equal installments over one year), any STI payment that has been declared for the executive but not paid, his or her pro-rated STI for the year of termination through the date of termination based on his or her target level and actual full-year performance, immediate vesting upon the termination date of certain time-based vesting equity awards under the 2002 and 2006 Long-Term Equity Plans and a pro rata portion of time-based vesting equity awards granted on or after March 2, 2013 (and certain performance equity awards based on actual performance) under all equity plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date.

In the case of any participating executive’s voluntary termination or termination for cause, the Company pays the executive the accrued base salary through termination plus earned, but unused vacation compensation (and, in the case of voluntary termination, any STI payment that has been declared for the executive but not paid). All other benefits cease as of the termination date. If an executive’s employment is terminated due to death, the Company pays the accrued but unpaid base salary as of the date of death, accrued but unpaid STI compensation and fully vests all of the executive’s outstanding equity awards including performance-based equity awards at the target performance threshold. Other than continued participation in the Company’s medical benefit plan for the executive’s dependents for up to 36 months, all other benefits cease as of the date of the executive’s death. If an executive is terminated due to becoming disabled, the Company pays the executive earned but unpaid base salary and STI payments and fully vests all of the executive’s outstanding time-based equity awards and performance-based equity awards at the end of the performance period based on actual performance. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans.
In the case of a qualifying termination of any Tier I or grandfathered Tier II participating executive’s employment within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide the executive with a payment equal to 36 months of his or her base salary rate in effect at the date of termination, an STI payment equal to three years’ payout at his or her target level in effect at the date of termination, any STI payment that has been declared for the executive but not paid, his or her pro-rated STI payout for the year of termination through the date of termination based on his or her target level and actual full-year performance, immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards, immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance, executive level outplacement services for up to 12 months, and continued medical benefits for up to 36 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
In the case of a qualifying termination of any Tier III participating executive’s employment within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide the executive with a payment equal to 12 months of his or her base salary rate in effect at the date of termination, an STI payment equal to one years’ payout at his or her target level in effect at the date of termination, any STI payment that has been declared for the executive but not paid, his or her pro-rated STI payout for the year of termination through the date of termination based on his or her target level and actual full-year performance, immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards, immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
For purposes of the Severance Policy, “Change-of-Control” shall be deemed to have occurred upon the first of the following events to occur:
(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below;
(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Company’s Board: individuals who, on the date hereof, constitute the Company’s Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Company’s Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(iii) there is consummated a merger, consolidation, wind-up, reorganization or restructuring of the Company with or into any other entity, or a similar event or series of such events, other than (a) any such event or series of events which results in (1) the voting securities of the Company outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the

Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (b) any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or
(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (a) at least 51% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (b) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.
Notwithstanding the foregoing, (a) a “Change-of-Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (b) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change-of-Control” shall be deemed to have occurred only if the transaction or event qualifies as a Section 409A Change-of-Control.

In addition, the Severance Policy states that in return for these benefits, each executive covered under the Severance Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.
The Severance Policy may be modified by the Committee at any time, provided that the prior written consent of the executive is required if the modification adversely impacts the executive. Further, the Committee may amend or terminate the Severance Policy at any time upon 12 months’ written notice to any adversely affected executive.

Potential Payments Upon Termination or Change-of-Control as of December 31, 2013
The following table estimates the potential executive benefits and payments due to the CEO and other NEOs upon certain terminations of employment or a Change-of-Control, assuming such events occur on December 31, 2013. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

	Involuntary termination by Company without cause or termination by executive for good reason ($)	Involuntary termination by Company for cause ($)	Qualifying termination in connection with a change of control ($)	Death $(4)	Termination as a result of disability $(5)
David M. Wathen
Cash payments (1)	3,064,400	—	4,596,600	811,200	811,200
Value of restricted stock (2)	4,508,200	—	6,920,000	6,920,000	6,920,000
Value of stock options (3)	—	—	—	—	—
Outplacement services	50,000	—	50,000	—	—
Medical benefits	33,400	—	50,000	50,000	—
Total	7,656,000	—	11,616,600	7,781,200	7,731,200

A. Mark Zeffiro
Cash payments (1)	806,200	—	2,418,600	345,500	345,500
Value of restricted stock (2)	1,766,000	—	2,706,100	2,706,100	2,706,100
Value of stock options (3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	2,618,900	—	5,204,700	3,101,600	3,051,600

Thomas M. Benson
Cash payments (1)	503,700	—	503,700	167,900	167,900
Value of restricted stock (2)	430,600	—	727,300	727,300	727,300
Value of stock options (3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	16,700	16,700	—
Total	981,000	—	1,277,700	911,900	895,200

Lynn A. Brooks
Cash payments (1)	750,100	—	2,250,300	295,300	295,300
Value of restricted stock (2)	561,400	—	938,000	938,000	938,000
Value of stock options (3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,358,200	—	3,268,300	1,283,300	1,233,300

Joshua A. Sherbin
Cash payments (1)	628,000	—	1,884,000	235,500	235,500
Value of restricted stock (2)	1,198,600	—	1,795,000	1,795,000	1,795,000
Value of stock options (3)	—	—	—	—	—
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,873,300	—	3,759,000	2,080,500	2,030,500

_______________________________________

(1)	Comprised of base salary as of December 31, 2013 and STI payments.

(2)
Restricted stock includes time-based shares and performance-based share units, and are either included on a pro-rata basis for the portion of the earnings period that has elapsed or on a fully-vested basis as required by the terms of the Severance Policy. In addition, the number of performance-based share units included assumes the target metric would be achieved. Restricted stock is valued at the market price of the Common Stock of $39.89 at December 31, 2013. Messrs. Wathen, Zeffiro, Benson, Brooks and Sherbin had 113,016, 44,271, 10,792, 14,072 and 30,047 shares, respectively, that would have been vested upon an involuntary termination without cause or by executive for good reason as of December 31, 2013, and 173,478, 67,838, 18,233, 23,514 and 44,998 shares, respectively, that would have been vested upon a change-of-control, death or disability.

(3)
All stock options held by the NEO's as of December 31, 2013 were exercisable, so no incremental benefit would be earned should one of the above events occur. Messrs. Wathen, Zeffiro, Benson, Brooks and Sherbin had 66,667, 0, 12,500, 22,333 and 0 stock options, respectively, as of December 31, 2013.

(4)
With respect to death, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid STI awards, terminate as of the date of the NEO’s death. Equity awards become 100% vested upon death. Each NEO’s dependents are eligible to receive reimbursement for the employee portion of COBRA premiums for a period not to exceed thirty-six (36) months after the NEO’s date of death.

(5)
With respect to disability, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid annual STI awards, terminate on the earlier of (a) six (6) months after the disability related termination or (b) the date the NEO receives benefits under the Company’s long-term disability program. Equity awards become 100% vested upon the disability termination.

TRIMAS CORPORATION
39400 WOODWARD AVENUE SUITE 130
BLOOMFIELD HILLS, MI 48304

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:

	For	Withhold	For All
	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees

01 Richard M. Gabrys
02 Eugene A. Miller
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
__________________________________________________________

To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014	☐	☐	☐

		For	Against	Abstain
3.	Approval, on a non-binding advisory basis, the compensation paid to the Company’s Named Executive Officers	☐	☐	☐

NOTE: This proxy/voting instruction, when properly executed, will be voted in accordance with the directions indicated, and if no directions are given, will be voted FOR proposal 1, 2 and proposal 3. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2014

The Proxy Statement and 2013 Annual Report of TriMas Corporation are also available at: http://ir.trimascorp.com/2014proxy

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2013 Annual Report are available at www.proxyvote.com.

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2014
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIMAS CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR all of the nominees for director under proposal 1 and FOR proposals 2 and 3.

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of TriMas Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy.

Continued and to be signed on reverse side

QuickLinks
LETTER TO SHAREHOLDERS
PROXY SUMMARY
ABOUT THE MEETING
PROPOSAL 1- ELECTION OF DIRECTORS
DIRECTORS COMPENSATION
DIRECTOR COMPENSATION TABLE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 - RATIFICATION OF INDEPENDENT AUDITOR
PROPOSAL 3 - SAY-ON-PAY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
EXECUTIVE COMPENSATION - COMPENSATION DISCUSSSION AND ANALYSIS OVERVIEW
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PROXY CARD